UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported):  February 3, 2006

ETHAN ALLEN INTERIORS INC.
(Exact name of registrant as Specified in its Charter)

Delaware	1-11692	06-1275288
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification Number)
Incorporation)

Ethan Allen Drive Danbury, CT	06811
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (203) 743-8000

                                      Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN REPORT

SECTION 8 – OTHER EVENTS

Item 8.01     Other Events

         Ethan Allen Interiors Inc. (“Ethan Allen, ” “we,” “our” or “us”) is filing certain amended financial statements that are required to be filed by Ethan Allen in connection with an exchange offer related to our $200 million principal amount of 5.375% Senior Notes due 2015 (the “Senior Notes”) that were issued in September 2005. We are revising the financial statements that were included in our most recent Form 10-K and Form 10-Q to include a footnote (Note 19 in the Form 10-K financial statements and Note 14 in the Form 10-Q financial statements) on guarantor disclosures in connection with the Senior Notes offering. By filing the financial statements with this Form 8-K, we will be permitted to incorporate the information into our Form S-4 registration statement by reference.

         The following financial statements are deemed to be filed under the Securities Exchange Act of 1934, as amended:

Report of Independent Registered Public Accounting Firm	F-1
Ethan Allen Interiors Inc. and Subsidiaries Consolidated Balance Sheets
as of June 30, 2005 and 2004	F-2
Ethan Allen Interiors Inc. and Subsidiaries Consolidated Statements of Operations
for the Years Ended June 30, 2005, 2004 and 2003	F-3
Ethan Allen Interiors Inc. and Subsidiaries Consolidated Statements of Cash Flows
for the Years Ended June 30, 2005, 2004 and 2003	F-4
Ethan Allen Interiors Inc. and Subsidiaries Consolidated Statements of Shareholders’
Equity for the Years Ended June 30, 2005, 2004 and 2003	F-5
Notes to the Consolidated Financial Statements as of June 30, 2005, 2004 and 2003	F-6
Ethan Allen Interiors Inc. and Subsidiaries Consolidated Balance Sheets
as of December 31, 2005 (Unaudited) and June 30, 2005	F-30
Ethan Allen Interiors Inc. and Subsidiaries Consolidated Statements of Operations
for the Three and Six Months Ended December 31, 2005 and 2004 (Unaudited)	F-31
Ethan Allen Interiors Inc. and Subsidiaries Consolidated Statements of Cash Flows
for the Six Months Ended December 31, 2005 and 2004 (Unaudited)	F-32
Ethan Allen Interiors Inc. and Subsidiaries Consolidated Statements of Shareholders’
Equity for the Six Months Ended December 31, 2005 (Unaudited)	F-33
Notes to the Consolidated Financial Statements as of December 31, 2005	F-34

2

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01     Financial Statements and Exhibits

(d)  Exhibits

Exhibit 23.1	Description Consent of KPMG LLP

3

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders
Ethan Allen Interiors Inc.:

We have audited the accompanying consolidated balance sheets of Ethan Allen Interiors Inc. and Subsidiaries (the “Company”) as of June 30, 2005 and 2004, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2005. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ethan Allen Interiors Inc. and Subsidiaries as of June 30, 2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2005, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of June 30, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated September 8, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

(signed)     KPMG LLP

Stamford, Connecticut
September 8, 2005, except as to note 19,
        which is as of February 2, 2006

ETHAN ALLEN INTERIORS INC. AND SUBSIDIARIES
Consolidated Balance Sheets
June 30, 2005 and 2004
(In thousands, except share data)

	2005	2004
ASSETS

Current assets:
Cash and cash equivalents	$3,448	$27,528
Accounts receivable, less allowance for doubtful accounts of $2,102 at June 30, 2005 and $2,194 at June 30, 2004	28,019	26,967
Inventories (note 4)	186,479	186,895
Prepaid expenses and other current assets	37,084	28,166
Deferred income taxes (note 12)	9,359	28,905

Total current assets	264,389	298,461

Property, plant and equipment, net (note 5)	275,211	277,437
Goodwill and other intangible assets (notes 3 and 6)	82,897	80,038
Other assets	5,889	2,431

Total assets	$628,386	$658,367

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Current maturities of long-term debt and capital lease obligations (notes 7 and 8)	$240	$4,712
Customer deposits	53,654	56,026
Accounts payable	19,352	22,222
Accrued compensation and benefits	29,916	27,950
Accrued expenses and other current liabilities	30,804	25,779

Total current liabilities	133,966	136,689

Long-term debt (note 7)	12,270	4,509
Other long-term liabilities	12,445	9,781
Deferred income taxes (note 12)	35,637	51,248

Total liabilities	194,318	202,227

Shareholders' equity (notes 9, 10, 11 and 15):
Class A common stock, par value $.01, 150,000,000 shares authorized, 46,585,896 shares issued at June 30, 2005 and 45,812,032 shares issued at June 30, 2004	466	458
Class B common stock, par value $.01, 600,000 shares authorized; no shares issued and outstanding at June 30, 2005 and June 30, 2004	--	--
Preferred stock, par value $.01, 1,055,000 shares authorized, no shares issued and outstanding at June 30, 2005 and 2004	--	--
Additional paid-in capital	302,620	289,707

	303,086	290,165
Less:
Treasury stock (at cost), 12,071,866 shares at June 30, 2005 and 9,255,955 shares at June 30, 2004	(337,635)	(244,026)

Retained earnings	467,566	409,401
Accumulated other comprehensive income	1,051	600

Total shareholders' equity	434,068	456,140

Total liabilities and shareholders' equity	$628,386	$658,367

See accompanying notes to consolidated financial statements.

ETHAN ALLEN INTERIORS INC. AND SUBSIDIARIES
Consolidated Statements of Operations
For the Years Ended June 30, 2005, 2004 and 2003
(In thousands, except per share data)

	2005	2004	2003

Net sales	$949,012	$955,107	$907,264
Cost of sales	487,958	494,072	457,924

Gross profit	461,054	461,035	449,340

Operating expenses:
Selling	184,310	176,859	178,615
General and administrative	147,985	145,252	138,137
Restructuring and impairment charge, net (note 3)	(219)	12,520	13,131

Total operating expenses	332,076	334,631	329,883

Operating income	128,978	126,404	119,457

Interest and other miscellaneous income, net	1,203	3,332	1,162

Interest and other related financing costs	761	641	645

Income before income taxes	129,420	129,095	119,974

Income tax expense (note 12)	50,082	49,617	45,350

Net income	$79,338	$79,478	$74,624

Per share data (notes 10, 11 and 17):

Net income per basic share	$2.24	$2.14	$1.98

Basic weighted average common shares	35,400	37,179	37,607

Net income per diluted share	$2.19	$2.08	$1.93

Diluted weighted average common shares	36,193	38,295	38,569

Dividends declared per common share	$0.60	$3.40	$0.25

See accompanying notes to consolidated financial statements.

ETHAN ALLEN INTERIORS INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Years Ended June 30, 2005, 2004 and 2003
(In thousands)

	2005	2004	2003
Operating activities:
Net income	$79,338	$79,478	$74,624
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	21,338	21,854	21,634
Restructuring and impairment charge, net	(219)	8,007	8,792
Compensation expense (benefit) related to
restricted stock award	327	254	(335)
Provision for deferred income taxes	3,935	121	4,290
Gain on disposal of property, plant and
equipment	(110)	(1,452)	(1)
Gain on sale of retail stores	(1,384)	--	--
Other	(19)	5	(58)
Change in operating assets and liabilities,
net of the effects of acquired and divested
businesses:
Accounts receivable	(1,614)	(1,156)	5,891
Inventories	757	13,168	(13,970)
Prepaid and other current assets	(5,377)	4,782	(7,771)
Other assets	(3,155)	1,395	219
Customer deposits	(3,690)	(1,120)	8,066
Income taxes and accounts payable	4,829	(149)	(6,130)
Accrued expenses	5,637	963	3,874
Other liabilities	2,742	(118)	2,231

Net cash provided by operating activities	103,335	126,032	101,356

Investing activities:
Purchases of short-term investments	(12,000)	(37,500)	(52,150)
Proceeds from sale of short-term investments	12,000	65,000	45,650
Proceeds from the disposal of property, plant
and equipment	7,628	5,796	5,040
Proceeds from the sale of retail stores	3,529	--	--
Capital expenditures	(30,301)	(23,534)	(28,449)
Acquisitions	(4,080)	(1,442)	(11,332)
Other	711	(267)	262

Net cash provided by (used in) investing
activities	(22,513)	8,053	(40,979)

Financing activities:
Borrowings on revolving credit facility	15,500	--	--
Payments on revolving credit facility	(7,500)	--	--
Payments on long-term debt and capital leases	(4,716)	(1,027)	(3,528)
Purchases and other retirements of company stock	(94,355)	(38,348)	(50,700)
Net proceeds from issuance of common stock	5,641	4,547	2,219
Payment of deferred financing costs	--	(349)	--
Payment of cash dividends	(19,625)	(125,783)	(9,066)

Net cash used in financing activities	(105,055)	(160,960)	(61,075)

Effect of exchange rate changes on cash	153	47	366
Net decrease in cash and cash equivalents	(24,080)	(26,828)	(332)
Cash and cash equivalents - beginning of year	27,528	54,356	54,688

Cash and cash equivalents - end of year	$3,448	$27,528	$54,356

Supplemental cash flow information:
Net income taxes (received) paid	$44,135	$41,193	$44,596
Interest paid	550	510	508

See accompanying notes to consolidated financial statements.

ETHAN ALLEN INTERIORS INC. AND SUBSIDIARIES
Consolidated Statements of Shareholders’ Equity
For the Years Ended June 30, 2005, 2004 and 2003
(In thousands, except share data)

	Common Stock	Additional Paid-in Capital	Treasury Stock	Accumulated Other Comprehensive Income	Retained Earnings	Total

Balance at June 30, 2002	$453	$277,694	$(161,428)	$--	$391,450	$508,169
Issuance of 196,206 shares of common stock upon the exercise of stock options and restricted stock award compensation (notes 9 and 11)	1	1,883	--	--	--	1,884
Purchase/retirement of 1,457,000 shares of company stock (note 9)	--	--	(43,503)	--	--	(43,503)
Tax benefit associated with exercise of employee stock options	--	1,536	--	--	--	1,536
Dividends declared on common stock	--	--	--	--	(9,395)	(9,395)
Charge for early vesting of stock options	--	27	--	--	--	27
Other comprehensive income (note 15)	--	--	--	580	--	580
Net income	--	--	--	--	74,624	74,624

Total comprehensive income						75,204

Balance at June 30, 2003	454	281,140	(204,931)	580	456,679	533,922

Issuance of 362,946 shares of common stock upon the exercise of stock options and restricted stock award compensation (notes 9 and 11)	4	4,797	--	--	--	4,801
Purchase/retirement of 1,044,445 shares of company stock (note 9)	--	--	(39,095)	--	--	(39,095)
Tax benefit associated with exercise of employee stock options	--	3,750	--	--	--	3,750
Dividends declared on common stock	--	--	--	--	(126,756)	(126,756)
Charge for early vesting of stock options	--	20	--	--	--	20
Other comprehensive income (note 15)	--	--	--	20	--	20
Net income	--	--	--	--	79,478	79,478

Total comprehensive income						79,498

Balance at June 30, 2004	458	289,707	(244,026)	600	409,401	456,140
Issuance of 773,864 shares of common stock upon the exercise of stock options and restricted stock award compensation (notes 9 and 11)	8	5,960	--	--	--	5,968
Purchase/retirement of 2,815,911 shares of company stock (note 9)	--	--	(93,609)	--	--	(93,609)
Tax benefit associated with exercise of employee stock options	--	6,953	--	--	--	6,953
Dividends declared on common stock	--	--	--	--	(21,173)	(21,173)
Other comprehensive income (note 15)	--	--	--	451	--	451
Net income	--	--	--	--	79,338	79,338

Total comprehensive income						79,789

Balance at June 30, 2005	$466	$302,620	$(337,635)	$1,051	$467,566	$434,068

See accompanying notes to consolidated financial statements.

ETHAN ALLEN INTERIORS INC. AND SUBSIDIARIES
Notes to the Consolidated Financial Statements
June 30, 2005, 2004 and 2003
(In thousands, except share data)

(1)       Summary of Significant Accounting Policies

Basis of Presentation

Ethan Allen Interiors Inc. (the “Company”) is a Delaware corporation incorporated on May 25, 1989. The consolidated financial statements include the accounts of the Company, its wholly-owned subsidiary Ethan Allen Inc. (“Ethan Allen”), and Ethan Allen’s subsidiaries. All intercompany accounts and transactions have been eliminated in the consolidated financial statements. All of Ethan Allen’s capital stock is owned by the Company. The Company has no assets or operating results other than those associated with its investment in Ethan Allen.

Nature of Operations

The Company, through its wholly-owned subsidiary, is a leading manufacturer and retailer of quality home furnishings and accessories, selling a full range of products through an exclusive network of 313 retail stores, of which 126 are Ethan Allen-owned and operated and 187 are independently-owned and operated. Nearly all of the Company’s retail stores are located in the United States, with the remaining stores located in Canada. The majority of the independently-owned stores are also located in the United States, with the remaining stores located throughout Asia, the Middle East, Canada, Mexico, Europe, Africa and the West Indies. Ethan Allen has 12 manufacturing facilities, 2 of which include separate sawmill operations, located throughout the United States.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and assumptions that affect the amounts and disclosures reported in those financial statements and the related accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to prior years’ financial statements in order to conform to the current year’s presentation. These changes were made for disclosure purposes only and did not have any impact on previously reported results of operations or shareholders’ equity.

Cash Equivalents

Cash and short-term highly-liquid investments with original maturities of 3 months or less are considered cash and cash equivalents. The Company invests excess cash primarily in money market accounts and short-term commercial paper.

Short-Term Investments

The Company’s short-term investments consist of auction rate securities which represent funds available for current operations. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities, these short-term investments are classified as available-for-sale and are carried at cost, which approximates fair value. These securities have stated maturities beyond three months but are priced and traded as short-term instruments due to the liquidity provided through the interest rate reset mechanism of 28 or 35 days.

Inventories

Inventories are stated at the lower of cost (first-in, first-out) or market. Cost is determined based solely on those charges incurred in the acquisition and production of the related inventory (i.e. material, labor and manufacturing overhead costs).

Property, Plant and Equipment

Property, plant and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation of plant and equipment is provided over the estimated useful lives of the respective assets on a straight-line basis. Estimated useful lives of the respective assets typically range from twenty to forty years for buildings and improvements and from three to twenty years for machinery and equipment. Leasehold improvements are amortized based on the underlying lease term, or the asset’s estimated useful life, whichever is shorter.

Operating Leases

The Company accounts for its operating leases in accordance with the provisions of SFAS No. 13, Accounting for Leases, which require minimum lease payments be recognized on a straight-line basis, beginning on the date that the lessee takes possession or control of the property. A number of the Company’s operating lease agreements contain provisions for tenant improvement allowances, rent holidays, rent concessions, and/or rent escalations.

Incentive payments received from landlords are recorded as deferred lease incentives and are amortized over the underlying lease term on a straight-line basis as a reduction of rent expense. When the terms of an operating lease provide for periods of free rent, rent concessions, and/or rent escalations, the Company establishes a deferred rent liability for the difference between the scheduled rent payment and the straight-line rent expense recognized. This deferred rent liability is also amortized over the underlying lease term on a straight-line basis as a reduction of rent expense.

Retail Store Acquisitions

The Company accounts for the acquisition of retail stores and related assets in accordance with SFAS No. 141, Business Combinations, which requires application of the purchase method for all business combinations initiated after June 30, 2001. Accounting for these transactions as purchase business combinations requires the allocation of purchase price paid to the assets acquired and liabilities assumed based on their fair values as of the date of the acquisition. The amount paid in excess of the fair value of net assets acquired is accounted for as goodwill.

Goodwill and Other Intangible Assets

The Company’s intangible assets are accounted for in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, and are comprised, primarily, of goodwill, which represents the excess of cost over the fair value of net assets acquired, product technology, and trademarks. In re-assessing the useful lives of its goodwill and other intangible assets upon adoption of the standard, the Company determined these assets to have indefinite useful lives. Accordingly, amortization of these assets ceased on that date. Prior to July 1, 2001, these assets were amortized on a straight-line basis over forty years.

Statement 142 requires that the Company annually perform an impairment analysis to assess the recoverability of the recorded balance of goodwill and other intangible assets. The Company conducts its required annual impairment test during the fourth quarter of each fiscal year. The provisions of the Statement indicate that the impairment test should be conducted more frequently if events occur or circumstances change that would more likely than not reduce the fair value of the goodwill or other intangible asset below its carrying value. In addition, the Company performed an initial impairment analysis upon adoption of the standard. No impairment losses have been recorded on the Company’s goodwill or other intangible assets as a result of applying the provisions of Statement 142.

Financial Instruments

The carrying value of the Company’s financial instruments approximates fair value.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis and operating loss and tax credit carryforwards.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Revenue Recognition

Revenue is recognized when all of the following have occurred: persuasive evidence of a sales arrangement exists (e.g. a wholesale purchase order or retail sales invoice); the sales arrangement specifies a fixed or determinable sales price; product is shipped or services are provided to the customer; and collectibility is reasonably assured. This occurs upon the shipment of goods to independent retailers or, in the case of Ethan Allen-owned retail stores, upon delivery to the customer.

Shipping and Handling Costs

Ethan Allen’s policy is to sell its products at the same delivered cost to all retailers nationwide, regardless of shipping point. Costs incurred to deliver finished goods to the consumer are expensed and recorded in selling, general and administrative expenses. Shipping and handling costs amounted to $75.2 million, $71.6 million, and $67.6 million for fiscal years 2005, 2004, and 2003, respectively.

Advertising Costs

Advertising costs are expensed when first aired or distributed. Total advertising costs incurred by the Company in fiscal years 2005, 2004 and 2003, amounted to $30.5 million, $30.5 million, and $42.8 million, respectively. These amounts are presented net of income received by Ethan Allen under its agreement with the third-party financial institution responsible for administering its consumer finance programs. Prepaid advertising costs at June 30, 2005 and 2004 totaled $5.0 million and $7.2 million, respectively.

Earnings Per Share

The Company computes basic earnings per share by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is calculated similarly, except that the weighted average outstanding shares are adjusted to include the effects of converting all potentially dilutive stock options and awards issued under the Company’s employee stock plans (see Note 10).

Stock Compensation

The Company’s 1992 Stock Option Plan (the “Plan”) is accounted for in accordance with the recognition and measurement provisions of Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations, which employs the intrinsic value method of measuring compensation cost. Accordingly, compensation expense is not recognized for fixed stock options if the exercise price of the option equals the fair value of the underlying stock at the grant date. For certain stock-based awards, where the exercise price is equal to zero, the fair value of the award, measured at the grant date, is amortized to compensation expense on a straight-line basis over the vesting period. In addition, other stock-based award programs provided for under the Plan may also result in the recognition of compensation expense (benefit) to the extent they are deemed to be variable (as that term is defined in APB No. 25) in nature.

SFAS No. 123, Accounting for Stock-Based Compensation, encourages recognition of the fair value of all stock-based awards on the date of grant as expense over the vesting period. However, as permitted by SFAS No. 123, the Company continues to apply the intrinsic value-based method of accounting prescribed by APB Opinion No. 25 and discloses certain pro-forma amounts as if the fair value approach of SFAS No. 123 had been applied.

In December 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of SFAS No. 123, to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this standard amends the disclosure requirements of SFAS No. 123 by requiring more prominent pro-forma disclosures in both the annual and interim financial statements.

The following table, which addresses the disclosure requirements of SFAS No. 148, illustrates the effect on net income and earnings per share if the fair value recognition provisions of SFAS No. 123 had been applied to all outstanding and unvested awards in each period.

	Fiscal Year Ended June 30,
	2005	2004	2003

Net income as reported	$79,338	$79,478	$74,624

Add: Stock-based employee compensation expense (benefit) included in reported net income, net of related tax effects	200	156	(208)
Deduct: Stock-based employee compensation expense determined under the fair-value based method for all awards granted since July 1, 1995, net of related tax effects	(6,891)	(5,077)	(2,768)

Pro forma net income	$72,647	$74,558	$71,648

Earnings per share:
Basic - as reported	$2.24	$2.14	$1.98
Basic - pro forma	$2.05	$2.01	$1.91

Diluted - as reported	$2.19	$2.08	$1.93
Diluted - pro forma	$2.01	$1.96	$1.87

Note: The Company employs the Black-Scholes option-pricing model for purposes of estimating the fair value of stock options granted. See Note 11 for a further discussion of SFAS No. 123.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), Share-Based Payment, which replaces SFAS No. 123 and supercedes APB No. 25, requiring compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. Statement 123(R) was effective for the Company as of July 1, 2005. In addition, in March 2005, the SEC issued Staff Accounting Bulletin (“SAB”) 107, which was effective upon issuance and provides the Staff’s views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides interpretations of the valuation of share-based payments for public companies.

The Company continues to evaluate the provisions of Statement 123(R) and SAB 107 in order to determine, among other things, the fair value method to be used to measure compensation expense and the appropriate assumptions to include in the fair value model. Some of this information, however, such as the level of share-based payments to be granted in future years, is unknown at this time. Still, based on its initial review of this authoritative guidance, and considering the provisions of existing employment agreements and the recent historical levels of share-based payments granted to individuals other than Mr. Kathwari, the Company’s President and Chief Executive Officer (whose outstanding unvested options vest on August 1, 2005 and are described further in Note 11), the Company does not believe that the impact of adoption will have a material effect on its financial position, results of operations or cash flows.

Foreign Currency Translation

The functional currency of each Company-owned foreign retail location is the respective local currency. Assets and liabilities are translated into United States dollars using the current period-end exchange rate and income and expense amounts are translated using the average exchange rate for the period in which the transaction occurred. Resulting translation adjustments are reported as a component of accumulated other comprehensive income within shareholders’ equity.

Derivative Instruments

The Company adopted SFAS No. 133, Accounting for Certain Derivative Instruments and Certain Hedging Activities, and SFAS No. 138, which later amended Statement 133, in fiscal 2001. Upon review of its contracts as of June 30, 2005, the Company has determined that it has no derivative instruments as defined under these standards.

New Accounting Standards

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections-A Replacement of APB Opinion No. 20 and FASB Statement No. 3. SFAS No. 154 requires the retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The Statement also requires that a change in depreciation, amortization, or depletion method for long-lived non-financial assets be accounted for as a change in accounting estimate affected by a change in accounting principle. Statement 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Accordingly, the Company will adopt the provisions of SFAS No. 154, as applicable, on July 1, 2006.

In June 2005, the Emerging Issues Task Force (“EITF”) of the FASB reached a consensus on EITF Issue No. 05-6, Determining the Amortization Period for Leasehold Improvements (“Issue 05-6”). The provisions of Issue 05-6 require that leasehold improvements acquired in a business combination or purchased subsequent to the inception of a lease be amortized over the lesser of the useful life of the assets or a term that includes renewals that are reasonably assured at the date of the business combination or purchase. The guidance is effective for periods beginning after June 29, 2005. The Company does not believe that the adoption of Issue 05-6 will have a material effect on its financial position, results of operations or cash flows.

(2)       Restructuring and Impairment Charge

In recent years, the Company has developed, announced and executed plans to consolidate its manufacturing operations as part of an overall strategy to maximize production efficiencies and maintain its competitive advantage.

In the fourth quarter of fiscal 2004, the Company announced a plan to close and consolidate two of its manufacturing facilities. The plants, both involved in the production of wood case goods furniture, were located in Boonville, New York and Bridgewater, Virginia. The plant closures resulted in a headcount reduction totaling approximately 460 employees: 270 employees effective June 25, 2004, and 190 employees throughout the first quarter of fiscal 2005. A pre-tax restructuring and impairment charge of $12.8 million was recorded for costs associated with these plant closings, of which $4.5 million was related to employee severance and benefits and other plant exit costs, and $8.3 million was related to fixed asset impairment charges, primarily for real property and machinery and equipment associated with the closed facilities. During the first six months of fiscal 2005, the final cash payments related to these plant closings were made. In addition, adjustments totaling $0.2 million were recorded to reverse the remaining previously established accruals which were no longer deemed necessary.

In the third quarter of fiscal 2003, the Company announced a plan to close three of its smaller manufacturing facilities. Closure of these facilities resulted in a headcount reduction totaling approximately 580 employees: 340 employees effective April 21, 2003, and 240 employees throughout the last quarter of fiscal 2003 and the first quarter of fiscal 2004. A pre-tax restructuring and impairment charge of $13.4 million was recorded for costs associated with these plant closings, of which $4.5 million related to employee severance and benefits and other plant exit costs, and $8.9 million related to fixed asset impairment charges, primarily for real property and machinery and equipment associated with the closed facilities. During the first quarter of fiscal 2004, adjustments totaling $0.2 million were recorded to reverse certain of these previously established accruals which were no longer required.

As of June 30, 2005, all related accruals have been reduced to zero. In addition, total impairment charges of $17.2 million ($8.3 million and $8.9 million in 2004 and 2003, respectively) have been recorded to reduce certain property, plant and equipment to net realizable value.

(3)       Business Acquisitions

During fiscal 2005, the Company acquired, in three separate transactions, six Ethan Allen retail stores from independent retailers for total consideration of approximately $4.6 million. As a result of these acquisitions, the Company (i) recorded additional inventory of $3.2 million and other assets of $0.6 million, and (ii) assumed customer deposits of $1.7 million and other liabilities of $0.1 million. Goodwill associated with these acquisitions totaled $2.6 million and represents the premium paid to the sellers related to the acquired businesses (i.e. market presence) and other fair value adjustments to the assets acquired and liabilities assumed.

Further discussion of the Company’s intangible assets can be found in Note 6.

A summary of the Company’s allocation of purchase price in each of the last three fiscal years is provided below (in thousands):

	Fiscal Year Ended June 30,
	2005	2004	2003

Nature of acquisition	6 stores	4 stores	16 stores
Total consideration	$4,642	$2,070	$11,952
Assets acquired and liabilities assumed:
Inventory	3,194	1,851	10,095
PP&E and other assets	614	530	5,109
Customer deposits	(1,735)	(1,207)	(4,907)
Third-party debt	--	--	(4,300)
A/P and other liabilities	(25)	(121)	(2,938)

Goodwill	$2,594	$1,017	$8,893

(4)      Inventories

Inventories at June 30 are summarized as follows (in thousands):

	2005	2004

Finished goods	$149,322	$148,240
Work in process	8,437	10,840
Raw materials	28,720	27,815

	$186,479	$186,895

Inventories are presented net of a related valuation allowance of $2.7 million and $3.2 million at June 30, 2005 and 2004, respectively.

(5)      Property, Plant and Equipment

Property, plant and equipment at June 30 are summarized as follows (in thousands):
	2005	2004

Land and improvements	$57,972	$52,863
Buildings and improvements	232,453	237,586
Machinery and equipment	137,390	137,996

	427,815	428,445
Less: accumulated depreciation and amortization	(152,604)	(151,008)

	$275,211	$277,437

(6)      Goodwill and Other Intangible Assets

As of June 30, 2005, the Company had goodwill, including product technology, of $63.2 million and other identifiable intangible assets of $19.7 million. Comparable balances as of June 30, 2004 were $60.3 million and $19.7 million, respectively.

Goodwill in the wholesale and retail segments was $27.5 million and $35.7 million, respectively, at June 30, 2005 and $27.5 million and $32.8 million, respectively, at June 30, 2004. The wholesale segment, at both dates, includes additional intangible assets of $19.7 million. These assets represent Ethan Allen trade names which are considered to have indefinite useful lives.

In accordance with SFAS No. 142, the Company does not amortize goodwill and other intangible assets but, rather, evaluates such assets for impairment on an annual basis and between annual tests whenever events or circumstances indicate that the carrying value of the goodwill or other intangible asset may exceed its fair value. The Company conducts its required annual impairment test during the fourth quarter of each fiscal year. No impairment losses have been recorded on the Company’s goodwill or other intangible assets as a result of applying the provisions of Statement 142.

(7)       Borrowings

Total debt obligations at June 30 consist of the following (in thousands):
	2005	2004
Industrial revenue bonds	$3,855	$8,455
Other debt and capital lease obligations	8,655	766

Total debt	12,510	9,221
Less: current maturities and short- term capital lease obligations	240	4,712

Long-term debt	$12,270	$4,509

In June 2004, the Company entered into a five-year, $100.0 million unsecured revolving credit facility, (the “Credit Agreement”) with J.P. Morgan Chase Bank, as administrative agent, Bank of America, N.A., as syndication agent, and SunTrust Bank and Wachovia Bank, N.A., as co-documentation agents. The Credit Agreement includes an accordion feature, providing an additional $50.0 million of liquidity if needed, as well as sub-facilities for trade and standby letters of credit of $50.0 million and swingline loans of $3.0 million. Interest is charged on revolving loans under the Agreement at J.P. Morgan Chase Bank’s Alternate Base Rate (as defined), or adjusted LIBOR plus either (i) 0.50% (on a first-drawn basis for borrowings up to 50% of the facility), or (ii) 0.625% (on a fully-drawn basis for borrowings in excess of 50% of the facility), and is subject to adjustment arising from changes in the credit rating of Ethan Allen’s senior unsecured debt. The Credit Agreement provides for the payment of a commitment fee equal to 0.125% per annum on the average daily, unused amount of the revolving credit commitment. The Company is also required to pay a fee equal to 0.625% per annum on the average daily letters of credit outstanding.

At June 30, 2005, the Company had $8.0 million in revolving loans and $15.6 million in trade and standby letters of credit outstanding under the Credit Agreement. Remaining available borrowing capacity under the Credit Agreement was $76.4 million at that date. For fiscal years ended June 30, 2005, 2004 and 2003, the weighted-average interest rates applicable under the Company’s revolving credit facility were 5.95%, 4.19% and 4.49%, respectively.

The Credit Agreement also contains various covenants which limit the ability of the Company and its subsidiaries to: incur debt; engage in mergers and consolidations; make restricted payments; sell certain assets; make investments; and issue stock. The Company is also required to meet certain financial covenants including fixed charge coverage and leverage ratios. As of June 30, 2005, the Company had satisfactorily complied with all such covenants.

In July 2005, the Company replaced the Credit Agreement with a new five-year, $200.0 million unsecured revolving credit facility and received authorization from its Board of Directors to issue up to $200.0 million in senior unsecured notes. Further discussion of both of these matters can be found in Note 18.

The majority of the Company’s remaining debt is related to industrial revenue bonds which were issued to finance capital improvements at the Ethan Allen Hotel and Conference Center, which is adjacent to the Company’s corporate headquarters in Danbury, Connecticut. These bonds bear interest at a fixed rate of 7.50% and have a remaining maturity of 6 years.

The Company has loans outstanding in the aggregate amount of approximately $0.6 million related to the modernization of its Beecher Falls, Vermont manufacturing facility. These loans bear interest at fixed rates ranging from 3.00% to 5.50% and have remaining maturities of 1 to 22 years. The loans have a first and second lien in respect of equipment financed by such loans and a first and second mortgage interest in respect of the building, the construction of which was also financed by such loans.

The Company assumed $4.3 million in third-party debt in connection with its acquisition of 16 retail stores during fiscal 2003. This debt was in the form of a line of credit, a mortgage on an existing retail store location and, to a lesser extent, obligations under certain capital leases. As of June 30, 2005, $4.2 million of this amount had been repaid. The remaining outstanding balance relates to the aforementioned capital lease obligations.

Aggregate scheduled maturities of long-term debt for each of the five fiscal years subsequent to June 30, 2005, and thereafter are as follows (in thousands):

Fiscal Year Ended June 30:

2006	$240
2007	38
2008	40
2009	8,041
2010	42
Subsequent to 2010	4,109

Total debt payments	$12,510

(8)      Leases

Ethan Allen leases real property and equipment under various operating lease agreements expiring through 2029. Leases covering retail store locations and equipment may require, in addition to stated minimums, contingent rentals based on retail sales or equipment usage. Generally, the leases provide for renewal for various periods at stipulated rates.

Future minimum payments by year, and in the aggregate, under non-cancelable operating leases consisted of the following at June 30, 2005 (in thousands):

Fiscal Year Ended June 30:

2006	$30,317
2007	26,651
2008	23,408
2009	18,629
2010	16,720
Subsequent to 2010	58,172

Total minimum lease payments	$173,897

The above amounts will be offset in the aggregate by minimum future rentals from subleases of $15.4 million.

Total rent expense for each of the past three fiscal years ended June 30 was as follows (in thousands):

	2005	2004	2003
Basic rentals under operating leases	$31,329	$29,361	$26,722
Contingent rentals under operating leases	654	796	691

	31,983	30,157	27,413
Less: sublease rent	(3,812)	(2,926)	(2,269)

Total rent expense	$28,171	$27,231	$25,144

As of June 30, 2005 and 2004, deferred rent credits totaling $7.9 million and $7.2 million, respectively, and deferred lease incentives totaling $4.0 million and $1.9 million, respectively, are reflected in the Consolidated Balance Sheets. These amounts are amortized over the respective underlying lease terms on a straight-line basis as a reduction of rent expense.

(9)      Shareholders’ Equity

The Company’s authorized capital stock consists of (a) 150,000,000 shares of Common Stock, par value $.01 per share, (b) 600,000 shares of Class B Common Stock, par value $.01 per share, and (c) 1,055,000 shares of Preferred Stock, par value $.01 per share, of which (i) 30,000 shares have been designated Series A Redeemable Convertible Preferred Stock, (ii) 30,000 shares have been designated Series B Redeemable Convertible Preferred Stock, (iii) 155,010 shares have been designated as Series C Junior Participating Preferred Stock, and (iv) the remaining 839,990 shares may be designated by the Board of Directors with such rights and preferences as they determine (all such preferred stock, collectively, the “Preferred Stock”). Shares of Class B Common Stock are convertible to shares of the Company’s Common Stock upon the occurrence of certain events or other specified conditions being met. As of June 30, 2005 and 2004, there were no shares of Preferred Stock or Class B Common Stock issued or outstanding.

On November 21, 2002, the Company’s Board of Directors approved a share repurchase program authorizing the Company to repurchase up to 2.0 million shares of its common stock, from time to time, either directly or through agents, in the open market at prices and on terms satisfactory to the Company. Subsequent to that date, the Board of Directors has increased the then remaining authorization as follows: from 904,755 shares to 2.5 million shares on April 27, 2004; from 753,600 shares to 2.0 million shares on November 16, 2004; and from 691,100 shares to 2.0 million shares on April 26, 2005. The Company also retires shares of unvested restricted stock and, prior to June 30, 2002, repurchased shares of common stock from terminated or retiring employee’s accounts in the Ethan Allen Retirement Savings Plan.

All of the Company’s common stock repurchases and retirements are recorded as treasury stock and result in a reduction of shareholders’ equity. During fiscal years 2005, 2004 and 2003, the Company repurchased and/or retired the following shares of its common stock:

	2005(1)(3)	2004(1)	2003(2)
Common shares repurchased	2,410,400	1,004,445	1,457,000
Cost to repurchase common shares	$81,435,589	$39,094,203	$43,503,500
Average price per share	$33.79	$38.92	$29.86

(1)	The cost to repurchase shares in fiscal years 2005 and 2004 reflects $745,735 in common stock repurchases with a June 2004 trade date and a July 2004 settlement date.
(2)	The cost to repurchase shares in fiscal years 2003 excludes $7,197,165 in common stock repurchases with a June 2002 trade date and a July 2002 settlement date.
(3)	During fiscal 2005, the Company also retired 405,511 shares of common stock tendered upon the exercise of outstanding employee stock options. The value of such shares on the date redeemed was $12,173,440, representing an average price per share of $30.02.

For each of the fiscal years presented above, the Company funded its purchases of treasury stock with existing cash on hand and cash generated through current period operations. As of June 30, 2005, the Company had a remaining Board authorization to repurchase 2.0 million shares.

On May 20, 1996, the Board of Directors adopted a Stockholder Rights Plan (the “Rights Plan”) and declared a dividend of one Right for each share of the Company’s common stock outstanding as of July 10, 1996. Under the Rights Plan, each share of the Company’s common stock issued after July 10, 1996 is accompanied by one Right (or such other number of Rights as results from the adjustments for stock splits and other events described below). Each Right entitles its holder, under certain circumstances, to purchase one one-hundredth of a share of the Company’s Series C Junior Participating Preferred Stock at a purchase price of $125. The Rights may not be exercised until 10 days after a person or group acquires 15% or more of the Company’s common stock, or 15 days after the commencement or the announcement of the intent to commence a tender offer, which, if consummated, would result in acquisition by a person or group of 15% or more of the Company’s common stock. Until then, separate Rights certificates will not be issued and the Rights will not be traded separately from shares of the Company’s common stock.

If the Rights become exercisable, then, upon exercise of a Right, the Company’s stockholders (other than the acquirer) would have the right to receive, in lieu of the Company’s Series C Junior Participating Preferred Stock, a number of shares of the Company’s common stock (or a number of shares of the common stock of the acquirer, if the Company is acquired, or other assets under various circumstances) having a market value equal to two times the purchase price. Under the Rights Plan, as amended by the Board of Directors on July 27, 2004, the Rights will expire on May 31, 2011, unless redeemed prior to that date. The redemption price is $0.01 per Right. The Board of Directors may redeem the Rights at its option any time prior to the time when the Rights become exercisable.

The Rights Plan provides for adjustment to the number of Rights which accompanies each share of the Company’s common stock (whether then outstanding or thereafter issued) upon the occurrence of various events after July 10, 1996, including stock splits. The Company effected a 2-for-1 stock split on September 3, 1997 and a 3-for-2 stock split on May 24, 1999. Accordingly, at June 20, 2005, each share of the Company’s common stock was accompanied by one-third of one Right.

(10)      Earnings per Share

The following table sets forth the calculation of weighted average shares for the fiscal years ended June 30 (in thousands):

	2005	2004	2003
Weighted average common shares outstanding
for basic calculation	35,400	37,179	37,607
Effect of dilutive stock options and awards	793	1,116	962

Weighted average common shares outstanding, adjusted for diluted calculation	36,193	38,295	38,569

In 2005, 2004 and 2003, stock options to purchase 778,458, 63,756 and 71,781 shares, respectively, had exercise prices that exceeded the average market price for each corresponding period. These options have been excluded from the respective diluted earnings per share calculation as their impact is anti-dilutive.

(11)      Employee Stock Plans

The Company has 6,320,139 shares of Common Stock reserved for issuance pursuant to the following stock-based compensation plans:

1992 Stock Option Plan

The Plan provides for the grant of non-compensatory stock options to eligible employees and non-employee directors. Stock options granted under the Plan are non-qualified under Section 422 of the Internal Revenue code and allow for the purchase of shares of the Company’s Common Stock. The Plan also provides for the issuance of stock appreciation rights (“SARs”) on issued options, however, no SARs have been issued as of June 30, 2005. The awarding of such options is determined by the Compensation Committee of the Board of Directors after consideration of recommendations proposed by the Chief Executive Officer. Options awarded are exercisable at the market value of the Company’s Common Stock at the date of grant and vest ratably over a four-year period for awards to employees and a two-year period for awards to independent directors.

Mr. Kathwari, the Company’s President and Chief Executive Officer, entered into a new employment agreement with the Company dated August 1, 2002 (the “2002 Employment Agreement”). This agreement was effective as of July 1, 2002 and served to supercede all terms and conditions set forth in his previous employment agreement dated July 1, 1997, which expired on June 30, 2002 (the “1997 Employment Agreement”). Pursuant to the terms of the 2002 Employment Agreement, Mr. Kathwari was awarded, on August 1, 2002, August 1, 2003, and August 1, 2004, options to purchase 600,000, 400,000 and 200,000 shares, respectively, of the Company’s Common Stock. These options were issued at exercise prices of $31.02, $35.53, and $37.15 per share, respectively, (the price of a share of the Company’s Common Stock on the New York Stock Exchange as of such dates). The 2002 grant vests ratably over a three-year period, while the fiscal 2003 grant vests ratably over a two-year period, and the 2004 grant vests ratably over a one-year period.

The maximum number of shares of Common Stock reserved for issuance under the 1992 Stock Option Plan is 5,490,597 shares.

In connection with the 1992 Stock Option Plan, the following two stock award plans have also been established:

Restricted Stock Award

In connection with the 2002 Employment Agreement, Mr. Kathwari is entitled to receive, as of August 1, 2002 and for each successive year through August 1, 2004, an annual award of 10,500 shares of restricted stock, with vesting based on the performance of the Company’s stock price during the three-year period subsequent to grant as compared to the Standard and Poor’s 500 index. As of June 30, 2005, Mr. Kathwari has not been deemed vested in any of these shares.

Stock Unit Award

In accordance with the provisions of the 1997 Employment Agreement, the Company established, during fiscal 1998, a book account for Mr. Kathwari, which was credited with 21,000 Stock Units as of July 1 of each year, commencing July 1, 1997, for a total of up to 105,000 Stock Units, over the initial five-year term of the 1997 Employment Agreement, with an additional 21,000 Stock Units to be credited in connection with each of the two optional one-year extensions. Following the termination of his employment, Mr. Kathwari will receive shares of Common Stock equal to the number of Stock Units credited to the account. In connection with the establishment of the 2002 Employment Agreement, Mr. Kathwari was deemed to have earned 126,000 of the Stock Units contemplated under the performance provisions of the 1997 Employment Agreement.

Incentive Stock Option Plan

In 1991, pursuant to the Incentive Stock Option Plan, the Company granted to members of management options to purchase 829,542 shares of Common Stock at an exercise price of $5.50 per share. These options vested ratably over a five-year period.

Stock option activity during fiscal years 2005, 2004 and 2003 was as follows:

Number of Shares
1992 Stock Option Plan
Options Outstanding - June 30, 2002	3,266,981
Granted in 2003	694,800
Exercised in 2003	(187,896)
Canceled in 2003	(59,780)

Options Outstanding - June 30, 2003	3,714,105
Granted in 2004	474,200
Exercised in 2004	(349,844)
Canceled in 2004	(48,470)

Options Outstanding - June 30, 2004	3,789,991
Granted in 2005	266,025
Exercised in 2005	(774,276)
Canceled in 2005	(21,733)

Options Outstanding - June 30, 2005	3,260,007

        The following table summarizes the stock awards outstanding and exercisable at June 30, 2005:

	Options Outstanding			Options Exercisable
		Weighted Average
Exercise Price Range	Number	Remaining Life (in years)	Exercise Price	Number	Weighted Average Exercise Price

$ 6.33 to 18.21	35,900	1.7	$15.02	35,900	$15.02
21.17 to 25.00	873,814	2.5	21.63	873,814	21.63
26.25 to 28.31	810,610	2.4	27.47	809,763	27.47
29.23 to 35.53	1,232,177	7.5	32.53	723,227	32.29
37.15 to 41.59	307,506	8.6	38.21	55,754	39.53

	3,260,007	4.9	$28.69	2,498,458	$26.91

As stated in Note 1, the Company employs the intrinsic value recognition and measurement provisions of APB No. 25 in accounting for stock-based compensation. However, in complying with the disclosure provisions of SFAS No. 123, the Company estimates the fair value of stock options granted using the Black-Scholes option-pricing model. The per share weighted average fair value of stock options granted during fiscal years 2005, 2004 and 2003 was $15.02, $17.45, and $15.94, respectively.

The fair value of each stock option grant was estimated on the date of grant using the following assumptions: weighted average risk-free interest rates of 4.32%, 4.19%, and 4.26% for fiscal years 2005, 2004 and 2003, respectively; dividend yields of 1.69%, 1.11%, and 0.83% for fiscal years 2005, 2004 and 2003, respectively; expected volatility factors of 38.7%, 43.1%, and 44.3% for fiscal years 2005, 2004 and 2003, respectively; and expected lives of 8.0 years, 8.4 years and 8.5 years for fiscal 2005, 2004, and 2003, respectively.

The table located in Note 1 illustrates the effect on net income and earnings per share as if the fair value recognition and measurement provisions of SFAS No. 123 had been applied to all outstanding and unvested awards in each period.

(12)      Income Taxes

Total income taxes were allocated as follows for the fiscal years ended June 30 (in thousands):

	2005	2004	2003

Income from operations	$50,082	$49,617	$45,350
Shareholders' equity	(6,953)	(3,750)	(1,536)

Total	$43,129	$45,867	$43,814

The income taxes credited to shareholders’ equity relate to the tax benefit arising from the exercise of employee stock options.

Income tax expense (benefit) attributable to income from operations consists of the following for the fiscal years ended June 30 (in thousands):

	2005	2004	2003
Current:
Federal	$39,423	$42,997	$35,909
State	6,724	6,500	5,152

Total current	46,147	49,497	41,061

Deferred:
Federal	3,445	132	3,934
State	490	(12)	355

Total deferred	3,935	120	4,289

Income tax expense	$50,082	$49,617	$45,350

The following is a reconciliation of expected income tax expense (computed by applying the federal statutory income tax rate to income before taxes) to actual income tax expense (in thousands):

	2005		2004		2003

Expected income tax expense	$45,297	35.0%	$45,137	35.0%	$41,956	35.0%
State income taxes, net of federal income tax benefit	4,918	3.8%	4,213	3.2%	3,211	2.6%
Other, net	(133)	(0.1)%	267	0.2%	183	0.2%

Actual income tax expense	$50,082	38.7%	$49,617	38.4%	$45,350	37.8%

The significant components of the deferred tax expense (benefit) are as follows (in thousands):

	2005	2004	2003

Deferred tax expense (benefit)	$2,858	$(1,229)	$2,833
Utilization of net operating loss carryforwards	1,077	1,349	1,456

Total deferred tax expense (benefit)	$3,935	$120	$4,289

The tax effects of temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases, which give rise to deferred tax assets and liabilities, are as follows at June 30 (in thousands):

	2005	2004
Deferred tax assets:
Accounts receivable	$817	$960
Inventories	--	3,744
Employee compensation accruals	8,091	7,603
Restructuring accruals	--	9,057
Other accrued liabilities	648	3,015
Deferred rent credits	4,450	3,123
Net operating loss carryforwards	667	1,744
Tax credit carryforwards	206	635

Total deferred tax asset	14,879	29,881

Deferred tax liabilities:
Inventories	1,007	--
Property, plant and equipment	17,691	26,348
Intangible assets other than goodwill	17,857	14,525
Non-deductible temporary differences arising as a result of Section 481a changes in accounting methods	889	7,719
Other	3,713	3,632

Total deferred tax liability	41,157	52,224

Net deferred tax liability	$26,278	$22,343

The deferred income tax balances are classified in the Consolidated Balance Sheets as follows at June 30 (in thousands):

	2005	2004

Current assets	$10,366	$26,026
Non-current assets	4,513	3,855
Current liabilities	1,007	--
Non-current liabilities	40,150	52,224

Total net deferred tax liability	$26,278	$22,343

Note:	Current assets and current liabilities and non-current assets and non-current liabilities have been presented net in the Consolidated Balance Sheets.

At June 30, 2005, the Company has, for federal income tax purposes, approximately $1.9 million of net operating loss carryforwards (“NOLs”). The Company’s utilization of these remaining NOLs, which expire in 2022, is limited, pursuant to Section 381(c) of the Internal Revenue Code, based upon the separate earnings and/or eventual liquidation of the wholly-owned subsidiary to which the NOLs relate.

Based on the Company’s historical and anticipated future pre-tax earnings, management believes that it is more likely than not that the Company’s deferred tax assets will be realized.

(13)      Employee Retirement Programs

The Ethan Allen Retirement Savings Plan

The Ethan Allen Retirement Savings Plan (the “Savings Plan”) is a defined contribution plan, which is offered to substantially all employees of the Company who have completed three consecutive months of service regardless of hours worked.

Ethan Allen may, at its discretion, make a matching contribution to the 401(k) portion of the Savings Plan on behalf of each participant, provided the contribution does not exceed the lesser of 50% of the participant’s contribution or $1,300 per participant per Savings Plan year. Total profit sharing and 401(k) Company match expense amounted to $4.0 million in 2005, $3.7 million in 2004, and $3.9 million in 2003.

Other Retirement Plans and Benefits

Ethan Allen provides additional benefits to selected members of senior and middle management in the form of previously entered deferred compensation arrangements and a management cash bonus and other incentive programs. The total cost of these benefits was $3.0 million, $3.2 million, and $3.3 million in 2005, 2004 and 2003, respectively.

(14)      Litigation

The Company and its subsidiaries are subject to various environmental laws and regulations. Under these laws, the Company and/or its subsidiaries are, or may be, required to remove or mitigate the effects on the environment of the disposal or release of certain hazardous materials.

As of June 30, 2005, the Company and/or its subsidiaries has been named as a potentially responsible party (“PRP”) with respect to the remediation of four active sites currently listed, or proposed for inclusion, on the National Priorities List (“NPL”) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (“CERCLA”). The sites are located in Lyndonville, Vermont; Southington, Connecticut; High Point, North Carolina; and Atlanta, Georgia.

With respect to the Lyndonville, Vermont site, the Company has substantially resolved its liability by completing remedial construction activities. The

Company continues to work with the U.S. Environmental Protection Agency (“EPA”) and has obtained a certificate of construction completion, subject to certain limited conditions. The Company does not anticipate incurring significant costs with respect to the Southington, Connecticut, High Point, North Carolina, or Atlanta, Georgia sites as it believes that it is not a major contributor based on the very small volume of waste generated by the Company in relation to total volume at those sites. Specifically, with respect to the Southington site, the Company’s volumetric share is less than 1% of over 51 million gallons disposed of at the site and there are more than 1,000 PRPs. With respect to the High Point site, the Company’s volumetric share is less than 1% of over 18 million gallons disposed of at the site and there are more than 2,000 PRPs, including 1,100 “de-minimis” parties (of which Ethan Allen is one). With respect to the Atlanta site, a former solvent recycling/reclamation facility, the Company’s volumetric share is less than 1% of over 20 million gallons disposed of at the site by more than 1,700 PRPs. In all three cases, the other PRPs consist of local, regional, national and multi-national companies.

Liability under CERCLA may be joint and several. As such, to the extent certain named PRPs are unable, or unwilling, to accept responsibility and pay their apportioned costs, the Company could be required to pay in excess of its pro rata share of incurred remediation costs. The Company’s understanding of the financial strength of other PRPs has been considered, where appropriate, in the determination of the Company’s estimated liability.

In addition, in July 2000, the Company was notified by the State of New York (the “State”) that it may be named a PRP in a separate, unrelated matter with respect to a site located in Carroll, New York. To date, no further notice has been received from the State and an initial environmental study has not yet been conducted at this site.

As of June 30, 2005, the Company believes that established reserves related to these environmental contingencies are adequate to cover probable and reasonably estimable costs associated with the remediation and restoration of these sites.

Ethan Allen is subject to other federal, state and local environmental protection laws and regulations and is involved, from time to time, in investigations and proceedings regarding environmental matters. Such investigations and proceedings typically concern air emissions, water discharges, and/or management of solid and hazardous wastes. The Company believes that its facilities are in material compliance with all such applicable laws and regulations.

Regulations issued under the Clean Air Act Amendments of 1990 required the industry to reformulate certain furniture finishes or institute process changes to reduce emissions of volatile organic compounds. Compliance with many of these requirements has been facilitated through the introduction of high solids coating technology and alternative formulations. In addition, the Company has instituted a variety of technical and procedural controls, including reformulation of finishing materials to reduce toxicity, implementation of high velocity low pressure spray systems, development of storm water protection plans and controls, and further development of related inspection/audit teams, all of which have served to reduce emissions per unit of production. Ethan Allen remains committed to implementing new waste minimization programs and/or enhancing existing programs with the objective of (i) reducing the total volume of waste, (ii) limiting the liability associated with waste disposal, and (iii) continuously improving environmental and job safety programs on the factory floor which serve to minimize emissions and safety risks for employees. The Company will continue to evaluate the most appropriate, cost effective, control technologies for finishing operations and design production methods to reduce the use of hazardous materials in the manufacturing process.

(15)      Comprehensive Income

Total comprehensive income represents the sum of net income and items of “other comprehensive income or loss” that are reported directly in equity. Such items may include foreign currency translation adjustments, minimum pension liability adjustments, fair value adjustments on certain derivative instruments, and unrealized gains and losses on certain investments in debt and equity securities.

The Company has reported its total comprehensive income in the Consolidated Statement of Shareholders’ Equity.

The Company’s accumulated other comprehensive income, which is attributable solely to foreign currency translation adjustments for the periods presented in the Consolidated Balance Sheets, was $1.1 million at June 30, 2005 and $0.6 million at June 30, 2004. These amounts are the result of changes in foreign currency exchange rates related to the operations of 5 Ethan Allen-owned retail stores located in Canada. Foreign currency translation adjustments exclude income tax expense (benefit) given that the earnings of non-U.S. subsidiaries are deemed to be reinvested for an indefinite period of time.

(16)      Segment Information

The Company’s reportable segments represent strategic business areas which, although they operate separately, both offer the Company’s complete line of home furnishings through their own distinctive services. The Company’s operations are classified into two such segments: wholesale and retail.

The wholesale segment is principally involved in the development of the Ethan Allen brand, which encompasses the design, manufacture, domestic and off-shore sourcing, sale and distribution of a full range of home furnishings to a network of independently-owned and Ethan Allen-owned stores as well as related marketing and brand awareness efforts. Wholesale profitability includes the wholesale gross margin, which is earned on wholesale sales to all retail stores, including Ethan Allen-owned stores.

The retail segment sells home furnishings to consumers through a network of Company-owned stores. Retail profitability includes the retail gross margin, which represents the difference between retail sales price and the cost of goods purchased from the wholesale segment.

While the manner in which the Company’s home furnishings are marketed and sold is consistent, the nature of the underlying recorded sales (i.e. wholesale versus retail) and the specific services that each operating segment provides (i.e. wholesale manufacture and distribution versus retail sales) are different. Within the wholesale segment, the Company maintains revenue information according to each respective product line (i.e. case goods, upholstery, or home accessories and other).

A breakdown of wholesale sales by these product lines for each of the last three fiscal years is provided below:

	Fiscal Year Ended June 30,
	2005	2004	2003
Case Goods	49%	52%	53%
Upholstered Products	36	34	33
Home Accessories and Other	15	14	14

	100%	100%	100%

Revenue information by product line is not readily available within the retail segment as it is not practicable. However, because wholesale production and sales are matched, for the most part, to incoming orders, the Company believes that the allocation of retail sales would be similar to that of the wholesale segment.

The Company evaluates performance of the respective segments based upon revenues and operating income. Inter-segment eliminations result, primarily, from the wholesale sale of inventory to the retail segment, including the related profit margin. Inter-segment eliminations also include items not allocated to reportable segments.

The following table presents segment information for each of the fiscal years ended June 30, 2005, 2004, and 2003 (in thousands):

	2005	2004	2003
Net Sales:
Wholesale segment	$663,218	$673,771	$660,986
Retail segment	586,234	576,186	526,388
Elimination of inter-company sales	(300,440)	(294,850)	(280,110)

Consolidated Total	$949,012	$955,107	$907,264

	2005	2004	2003
Operating Income:
Wholesale segment (1)	$115,863	$108,033	$109,341
Retail segment	12,764	11,721	13,387
Adjustment for inter-company profit (2)	351	6,650	(3,271)

Consolidated Total	$128,978	$126,404	$119,457

Capital Expenditures:
Wholesale segment	$4,897	$6,801	$11,759
Retail segment	25,404	16,733	16,690
Acquisitions (3)	4,080	1,442	11,332

Consolidated Total	$34,381	$24,976	$39,781

Total Assets:
Wholesale segment	$352,817	$387,041	$467,963
Retail segment	311,263	302,043	303,555
Inventory profit elimination (4)	(31,223)	(30,717)	(36,510)

Consolidated Total	$632,857	$658,367	$735,008

(1)	Operating income for the wholesale segment includes pre-tax restructuring and impairment charges, net of $12.5 million and $13.1 million recorded in fiscal years 2004 and 2003, respectively.
(2)	Represents the change in the inventory profit elimination entry necessary to adjust for the embedded wholesale profit contained in Ethan Allen-owned store inventory existing at the end of the period. See footnote 4 below.
(3)	Acquisitions include the purchase of 6 retail stores in 2005, 4 retail stores in 2004 and 16 retail stores in 2003.
(4)	Represents the embedded wholesale profit contained in Ethan Allen-owned store inventory that has not yet been realized. These profits are realized when the related inventory is sold.

There are 28 independent retail stores located outside the United States. Less than 2.0% of the Company’s net sales are derived from sales to these retail stores.

(17)      Selected Quarterly Financial Data (Unaudited)

Tabulated below are certain data for each quarter of the fiscal years ended June 30, 2005, 2004, and 2003 (in thousands, except per share data):

	Quarter Ended
	September 30	December 31	March 31	June 30
Fiscal 2005:
Net sales	$230,346	$245,252	$231,154	$242,260
Gross profit	110,382	119,444	110,450	120,778
Net income	18,758	23,134	17,935	19,511
Earnings per basic share	0.52	0.65	0.51	0.57
Earnings per diluted share	0.51	0.63	0.50	0.56
Dividend declared per common share	0.15	0.15	0.15	0.15

Fiscal 2004:
Net sales	$222,765	$241,150	$244,592	$246,600
Gross profit	108,432	116,268	119,262	117,073
Net income	18,690	24,197	23,131	13,460
Earnings per basic share	0.50	0.65	0.62	0.36
Earnings per diluted share	0.49	0.63	0.60	0.35
Dividend declared per common share	0.10	0.10	0.10	3.10	(1)

Fiscal 2003:
Net sales	$216,529	$229,713	$224,574	$236,448
Gross profit	106,704	115,793	111,939	114,904
Net income	19,955	22,870	11,439	20,360
Earnings per basic share	0.53	0.61	0.30	0.55
Earnings per diluted share	0.51	0.59	0.30	0.54
Dividend declared per common share	0.06	0.06	0.06	0.07

(1)	On April 27, 2004, the Company declared a special, one-time cash dividend of $3.00 per common share, payable on May 27, 2004 to shareholders of record as of May 10, 2004.

(18)      Subsequent Events

Stock Repurchases and Remaining Authorization

Subsequent to June 30, 2005 and through September 9, 2005, the Company repurchased, in 17 separate open market transactions, an additional 1,140,000 shares of its common stock at a total cost of $36.8 million, representing an average price per share of $32.28. As of September 9, 2005, the Company had a remaining Board authorization to repurchase 860,000 shares.

Revolving Credit Facility

On July 21, 2005, the Company entered into a five-year, $200.0 million unsecured revolving credit facility with J.P. Morgan Chase Bank, N.A. (“JP Morgan”), as administrative agent, and certain other lenders (the “New Credit Agreement”). The New Credit Agreement replaces the five-year, $100.0 million unsecured credit facility, effective June 2004, which is discussed further in Note 7.

The New Credit Agreement consists of a $200.0 million unsecured revolving credit facility and includes an accordion feature providing an additional $100.0 million of liquidity, if needed. In addition, the New Credit Agreement contains sub-facilities for trade and standby letters of credit of $100.0 million and swing line loans of $5.0 million. Revolving loans under the New Credit Agreement bear interest at JP Morgan’s Alternate Base Rate (as defined), or adjusted LIBOR plus 0.40% (plus a utilization fee of 0.125% during any period that usage of the facility is 50% or more of the total commitment under the facility), and are subject to adjustment resulting from changes in the credit rating of Ethan Allen’s senior unsecured debt. The New Credit Agreement also provides for the payment of (i) a facility fee equal to 0.10% per annum on the average daily amount (whether used or unused) of the revolving credit commitment and (ii) a letter of credit fee equal to 0.525% per annum on the average daily letters of credit outstanding.

The New Credit Agreement has a maturity date of July 21, 2010 and there are no minimum repayments required during the term of the facility. The revolving loans may be borrowed, repaid and re-borrowed over the term of the facility until final maturity.

The New Credit Agreement also contains various covenants which limit the ability of the Company to: incur debt; engage in mergers and consolidations; make restricted payments; sell certain assets; make investments; and issue stock. The Company is also required to meet certain financial covenants including a fixed charge coverage ratio and a leverage ratio. In addition, the New Credit Agreement contains customary representations and warranties, conditions to borrowing (including the continued accuracy of such representations and warranties) and events of default (the occurrence of which would entitle the lenders to accelerate the maturity of any outstanding borrowings and terminate their commitment to make future loans).

As of September 9, 2005, the Company had revolving loans and trade and standby letters of credit outstanding under the New Credit Agreement totaling $17.0 million and $15.6 million, respectively. Remaining available borrowing capacity under the New Credit Agreement at that date was $167.4 million.

Senior Unsecured Notes

On July 26, 2005, the Board of Directors of the Company authorized the issuance of up to $200.0 million in senior unsecured notes. At this time, the specific terms of the proposed financing, including the duration of the notes and the related pricing, have not yet been determined, and closing of the issuance is subject to satisfactory determination thereof, changes in capital market conditions, material changes affecting the Company or its business or industry and other factors. If completed as authorized, the Company intends to utilize the proceeds from the issuance for general corporate purposes including, but not limited to, (i) retail store expansion, (ii) investment in manufacturing operations, (iii) acquisitions, (iv) the payment of dividends, and (v) the repurchase of shares of the Company’s common stock in the open market. The Company has no present commitments or understandings as to any material acquisition.

In connection with the forecasted issuance of the proposed notes, the Company entered into 6 separate forward contracts to hedge the risk-free interest rate associated with $108.0 million of the related debt in order to minimize the negative impact of interest rate fluctuations on the Company’s earnings, cash flows and equity. The forward contracts were entered into with a major banking institution thereby minimizing the risk of credit loss. These hedging transactions were executed during July and August 2005 and, as such, have not been reflected in the Company’s financial position, results of operations or cash flows for the year ended June 30, 2005. The Company will apply the provisions of SFAS No. 133 in accounting for these derivative instruments.

Acquisitions

On July 1, 2005, the Company acquired three Ethan Allen retail stores from an independent retailer for total consideration of approximately $1.7 million. As a result of this acquisition, the Company (i) recorded additional inventory of approximately $1.4 million and other assets of approximately $0.1 million, and (ii) assumed customer deposits of approximately $0.6 million and other liabilities of approximately $0.1 million. Goodwill associated with this acquisition totaled approximately $0.9 million and represents the premium paid to the seller related to the acquired business (i.e. market presence) and other fair value adjustments to the assets acquired and liabilities assumed.

Restructuring and Impairment Charge

On September 7, 2005, the Company announced a plan to convert its Dublin, Virginia case goods manufacturing facility into a regional distribution center. In connection with this initiative, the Company will permanently cease production at the Dublin location and consolidate the distribution operations of its existing Old Fort, North Carolina location into the new, larger facility.

The decision impacts approximately 325 employees, of which the Company expects approximately 75 to remain employed by Ethan Allen in new positions. The net reduction in headcount is anticipated to occur throughout the second quarter of fiscal 2006. The Company will record a pre-tax restructuring and impairment charge of approximately $4.0 to $5.0 million ($2.5 to $3.1 million, after-tax) for costs associated with this initiative, of which approximately $1.5 million relates to employee severance and benefits and other plant exit costs, and approximately $2.5 to $3.5 million relates to fixed asset impairment charges, primarily for real property and machinery and equipment.

(19)      Financial Information About the Parent, the Issuer and the Guarantors

On September 27, 2005, Ethan Allen Global, Inc. (the “Issuer”) issued $200 million aggregate principal amount of Senior Notes. The Senior Notes have been guaranteed on a senior basis by Ethan Allen Interiors Inc. (the “Parent”), and other wholly-owned subsidiaries of the Issuer and the Parent, including Ethan Allen Retail, Inc., Ethan Allen Operations, Inc., Ethan Allen Realty, LLC, Lake Avenue Associates, Inc. and Manor House, Inc. The Subsidiary guarantors (other than the Parent) are collectively called the “Guarantors.” The guarantees of the Guarantors are unsecured. All of the guarantees are full, unconditional and joint and several and the Issuer and each of the Guarantors are 100% owned by the Parent. Ethan Allen (UK) Ltd., KEA International Inc., Northeast Consolidated, Inc., Riverside Water Works, Inc. and our other subsidiaries which are not guarantors are called the “Non-Guarantors.” The following tables set forth the condensed consolidating balance sheets as of June 30, 2005 and 2004, and the condensed consolidating statements of operations and cash flows for each of the years in the three year period ended June 30, 2005 of the Parent, the Issuer, the Guarantors and the Non-Guarantors.

ETHAN ALLEN INTERIORS INC. AND SUBSIDIARIES
Condensed Consolidating Balance Sheet
(in thousands)

June 30, 2005

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$--	$--	$3,344	$104	$--	3,448
Accounts receivable, net	--	--	28,016	3	--	28,019
Inventories	--	--	208,200	9,502	(31,223)	186,479
Prepaid expenses and other current assets	--	--	46,155	288	--	46,443
Intercompany	--	--	191,131	--	(191,131)	--

Total current assets	--	--	476,846	9,897	(222,354)	264,389

Property, plant and equipment, net	--	--	275,122	89	--	275,211
Intangible assets, net	--	--	82,897	--	--	82,897
Other assets	--	--	5,562	327	--	5,889
Investment in affiliated companies	438,377	--	327	--	(438,704)	--

Total assets	$438,377	$--	$840,754	$10,313	$(661,058)	$628,386

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt and capital
lease obligations	$--	$--	$240	$--	$--	$240
Customer deposits	--	--	53,654	--	--	53,654
Accounts payable	--	--	13,896	5,456	--	19,352
Accrued expenses and other current liabilities	5,360	--	55,357	3	--	60,720
Intercompany	--	--	186,664	4,467	(191,131)	--

Total current liabilities	5,360	--	309,811	9,926	(191,131)	133,966

Long-term debt	--	--	12,270	--	--	12,270
Other long-term liabilities	--	--	12,445	--	--	12,445
Deferred income taxes	--	--	35,637	--	--	35,637

Total liabilities	5,360	--	370,163	9,926	(191,131)	194,318

Shareholders' equity	433,017	--	470,591	387	(469,927)	434,068

Total liabilities and shareholders' equity	$438,377	$--	$840,754	$10,313	$(661,058)	$628,386

ETHAN ALLEN INTERIORS INC. AND SUBSIDIARIES
Condensed Consolidating Balance Sheet
(in thousands)

June 30, 2004

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$--	$--	$27,247	$281	$--	$27,528
Accounts receivable, net	--	--	26,963	4	--	26,967
Inventories	--	--	206,223	11,389	(30,717)	186,895
Prepaid expenses and other current assets	--	--	56,878	193	--	57,071
Intercompany	--	--	473,756	164,261	(638,017)	--

Total current assets	--	--	791,067	176,128	(668,734)	298,461

Property, plant and equipment, net	--	--	277,341	96	--	277,437
Intangible assets, net	--	--	42,133	37,905	--	80,038
Other assets	--	--	2,271	160	--	2,431
Investment in affiliated companies	853,827	--	125,504	--	(979,331)	--

Total assets	$853,827	$--	$1,238,316	$214,289	$(1,648,065)	$658,367

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt and capital
lease obligations	$--	$--	$4,712	$--	$--	$4,712
Customer deposits	--	--	56,026	--	--	56,026
Accounts payable	746	--	15,648	5,828	--	22,222
Accrued expenses and other current liabilities	3,764	--	49,963	2	--	53,729
Intercompany	393,775	--	238,166	6,076	(638,017)	--

Total current liabilities	398,285	--	364,515	11,906	(638,017)	136,689

Long-term debt	--	--	4,509	--	--	4,509
Other long-term liabilities	--	--	9,781	--	--	9,781
Deferred income taxes	--	--	36,184	15,064	--	51,248

Total liabilities	398,285	--	414,989	26,970	(638,017)	202,227

Shareholders' equity	455,542	--	823,327	187,319	(1,010,048)	456,140

Total liabilities and shareholders' equity	$853,827	$--	$1,238,316	$214,289	$(1,648,065)	$658,367

ETHAN ALLEN INTERIORS INC. AND SUBSIDIARIES
Condensed Consolidating Statements Of Operations
(in thousands)

Year Ended June 30, 2005

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$--	$--	$1,589,622	$--	$(640,610)	$949,012
Cost of sales	--	--	1,128,128	30	(640,200)	487,958

Gross profit	--	--	461,494	(30)	(410)	461,054

Selling, general and administrative expenses	165	--	332,120	13	(3)	332,295
Restructuring and impairment charges	--	--	(219)	--	--	(219)

Total operating expenses	165	--	331,901	13	(3)	332,076

Operating income (loss)	(165)	--	129,593	(43)	(407)	128,978

Interest and other miscellaneous income	79,503	--	10,061	(1,021)	(87,340)	1,203
Interest and other related financing costs	--	--	9,566	--	(8,805)	761

Income before income tax expense	79,338	--	130,088	(1,064)	(78,942)	129,420

Income tax expense	--	--	50,082	--	--	50,082

Net income	$79,338	$--	$80,006	$(1,064)	$(78,942)	$79,338

Year Ended June 30, 2004

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$--	$--	$1,586,058	$--	$(630,951)	$955,107
Cost of sales	--	--	1,130,885	27	(636,840)	494,072

Gross profit	--	--	455,173	(27)	5,889	461,035

Selling, general and administrative expenses	180	--	321,929	7	(5)	322,111
Restructuring and impairment charges	--	--	12,520	--	--	12,520

Total operating expenses	180	--	334,449	7	(5)	334,631

Operating income (loss)	(180)	--	120,724	(34)	5,894	126,404

Interest and other miscellaneous income	79,658	--	3,344	8,027	(87,697)	3,332
Interest and other related financing costs	--	--	9,446	--	(8,805)	641

Income before income tax expense	79,478	--	114,622	7,993	(72,998)	129,095

Income tax expense	--	--	46,236	3,381	--	49,617

Net income	$79,478	$--	$68,386	$4,612	$(72,998)	$79,478

Year Ended June 30, 2003

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$--	$--	$1,528,561	$--	$(621,297)	$907,264
Cost of sales	--	--	1,072,713	24	(614,813)	457,924

Gross profit	--	--	455,848	(24)	(6,484)	449,340

Selling, general and administrative expenses	152	--	316,598	7	(5)	316,752
Restructuring and impairment charges	--	--	13,131	--	--	13,131

Total operating expenses	152	--	329,729	7	(5)	329,883

Operating income (loss)	(152)	--	126,119	(31)	(6,479)	119,457

Interest and other miscellaneous income	74,776	--	1,206	7,829	(82,649)	1,162
Interest and other related financing costs	--	--	9,451	--	(8,806)	645

Income before income tax expense	74,624	--	117,874	7,798	(80,322)	119,974

Income tax expense	--	--	42,021	3,329	--	45,350

Net income	$74,624	$--	$75,853	$4,469	$(80,322)	$74,624

ETHAN ALLEN INTERIORS INC. AND SUBSIDIARIES
Condensed Consolidating Statements Of Cash Flows
(in thousands)

Year Ended June 30, 2005

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated

Net cash provided by (used in) operating activities	$108,339	$--	$(4,827)	$(177)	$--	$103,335

Cash flows from investing activities:
Capital expenditures	--	--	(30,301)	--	--	(30,301)
Acquisitions	--	--	(4,080)	--	--	(4,080)
Proceeds from the disposal of property, plant and
equipment	--	--	7,628	--	--	7,628
Proceeds from the sale of retail stores	--	--	3,529	--	--	3,529
Other	--	--	711	--	--	711

Net cash used in investing activities	--	--	(22,513)	--	--	(22,513)

Cash flows from financing activities:
Net borrowings on revolving credit facility	--	--	8,000	--	--	8,000
Payments on long-term debt and capital lease
obligations	--	--	(4,716)	--	--	(4,716)
Purchases and retirements of company stock	(94,355)	--	--	--	--	(94,355)
Net proceeds from the issuance of common stock	5,641	--	--	--	--	5,641
Dividends paid	(19,625)	--	--	--	--	(19,625)

Net cash provided by (used in) financing activities	(108,339)	--	3,284	--	--	(105,055)

Effect of exchange rate changes	--	--	153	--	--	153

Net decrease in cash and cash equivalents	--	--	(23,903)	(177)	--	(24,080)

Cash and cash equivalents - beginning of period	--	--	27,247	281	--	27,528

Cash and cash equivalents - end of period	$--	$--	$3,344	$104	$--	$3,448

Year Ended June 30, 2004

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$159,854	$--	$(33,764)	$212	$--	$126,032

Cash flows from investing activities:
Capital expenditures	--	--	(23,534)	--	--	(23,534)
Acquisitions	--	--	(1,442)	--	--	(1,442)
Proceeds from the disposal of property, plant and
equipment	--	--	5,796	--	--	5,796
Net proceeds from the sale of short-term securities	--	--	27,500	--	--	27,500
Other	--	--	(267)	--	--	(267)

Net cash provided by investing activities	--	--	8,053	--	--	8,053

Cash flows from financing activities:
Payments on long-term debt and capital lease
obligations	--	--	(1,027)	--	--	(1,027)
Payment of deferred financing costs	--	--	(349)	--	--	(349)
Purchases and retirements of company stock	(38,348)	--	--	--	--	(38,348)
Net proceeds from the issuance of common stock	4,547	--	--	--	--	4,547
Dividends paid	(125,783)	--	--	--	--	(125,783)

Net cash used in financing activities	(159,584)	--	(1,376)	--	--	(160,960)

Effect of exchange rate changes	--	--	47	--	--	47

Net increase (decrease) in cash and cash equivalents	--	--	(27,040)	212	--	(26,828)

Cash and cash equivalents - beginning of period	--	--	54,287	69	--	54,356

Cash and cash equivalents - end of period	$--	$--	$27,247	$281	$--	$27,528

Year Ended June 30, 2003

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net cash provided by operating activities	$57,547	$--	$43,791	$18	$--	$101,356

Cash flows from investing activities:
Capital expenditures	--	--	(28,449)	--	--	(28,449)
Acquisitions	--	--	(11,332)	--	--	(11,332)
Proceeds from the disposal of property, plant and
equipment	--	--	5,040	--	--	5,040
Net purchase of short-term securities	--	--	(6,500)	--	--	(6,500)
Other	--	--	262	--	--	262

Net cash used in investing activities	--	--	(40,979)	--	--	(40,979)

Cash flows from financing activities:
Payments on long-term debt and capital lease
obligations	--	--	(3,528)	--	--	(3,528)
Purchases and retirements of company stock	(50,700)	--	--	--	--	(50,700)
Net proceeds from the issuance of common stock	2,219	--	--	--	--	2,219
Dividends paid	(9,066)	--	--	--	--	(9,066)

Net cash used in financing activities	(57,547)	--	(3,528)	--	--	(61,075)

Effect of exchange rate changes	--	--	366	--	--	366

Net increase (decrease) in cash and cash equivalents	--	--	(350)	18	--	(332)

Cash and cash equivalents - beginning of period	--	--	54,637	51	--	54,688

Cash and cash equivalents - end of period	$--	$--	$54,287	$69	$--	$54,356

ETHAN ALLEN INTERIORS INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except share data)

	December 31, 2005 (unaudited)	June 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$175,008	$3,448
Accounts receivable, less allowance for doubtful accounts of $2,079 at December 31, 2005 and $2,102 at June 30, 2005	22,870	28,019
Inventories (note 4)	194,491	186,479
Prepaid expenses and other current assets	32,373	37,084
Deferred income taxes	9,977	9,359

Total current assets	434,719	264,389

Property, plant and equipment, net	281,385	275,211
Goodwill and other intangible assets (notes 6 and 7)	85,249	82,897
Other assets (note 8)	6,556	5,889

Total assets	$807,909	$628,386

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$221	$240
Customer deposits	48,618	53,654
Accounts payable	33,999	19,352
Accrued compensation and benefits	30,346	29,916
Accrued expenses and other current liabilities (note 5)	30,116	30,804

Total current liabilities	143,300	133,966

Long-term debt (note 8)	202,687	12,270
Other long-term liabilities	12,109	12,445
Deferred income taxes	31,936	35,637

Total liabilities	390,032	194,318

Shareholders' equity:
Class A common stock, par value $.01, 150,000,000 shares authorized; 46,615,471 shares issued at December 31, 2005 and 46,585,896 shares issued at June 30, 2005	466	466
Class B common stock, par value $.01, 600,000 shares authorized; no shares issued and outstanding at December 31, 2005 and June 30, 2005	—	—
Preferred stock, par value $.01, 1,055,000 shares authorized; no shares issued and outstanding at December 31, 2005 and June 30, 2005	—	—
Additional paid-in capital	305,126	302,620

	305,592	303,086
Less: Treasury stock (at cost), 13,628,320 shares at December 31, 2005 and 12,071,866 shares at June 30, 2005	(387,338)	(337,635)

Retained earnings	498,884	467,566
Accumulated other comprehensive income (notes 8 and 11)	739	1,051

Total shareholders' equity	417,877	434,068

Total liabilities and shareholders' equity	$807,909	$628,386

        See accompanying notes to consolidated financial statements.

ETHAN ALLEN INTERIORS INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004

Net sales	$276,003	$245,252	$527,317	$475,598

Cost of sales	136,149	125,808	260,923	245,772

Gross profit	139,854	119,444	266,394	229,826

Operating expenses:
Selling	54,511	47,678	107,951	91,842
General and administrative (note 3)	41,055	35,243	81,720	70,673
Restructuring and impairment charge (credit) (note 5)	—	(52)	4,241	(219)

Total operating expenses	95,566	82,869	193,912	162,296

Operating income	44,288	36,575	72,482	67,530

Interest and other miscellaneous income, net	1,161	1,301	1,203	1,246

Interest and other related financing costs	2,974	138	3,402	287

Income before income taxes	42,475	37,738	70,283	68,489

Income tax expense	16,311	14,604	26,989	26,597

Net income	$26,164	$23,134	$43,294	$41,892

Per share data (note 10):

Basic earnings per common share:

Net income per basic share	$0.79	$0.65	$1.29	$1.17

Basic weighted average common shares	33,078	35,601	33,499	35,906

Diluted earnings per common share:

Net income per diluted share	$0.77	$0.63	$1.26	$1.14

Diluted weighted average common shares	33,845	36,564	34,236	36,831

See accompanying notes to consolidated financial statements.

ETHAN ALLEN INTERIORS INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended December 31,
	2005	2004
Operating activities:
Net income	$43,294	$41,892
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	10,855	10,646
Compensation expense related to stock option grants and restricted stock awards	1,413	253
Provision (benefit) for deferred income taxes	(3,977)	981
Restructuring and impairment charges (credits)	4,241	(219)
(Gain)loss on disposal of property, plant and equipment	1,748	(1,273)
(Gain)loss on sale of retail stores	—	(627)
Other	137	21
Change in assets and liabilities, net of the effects of acquired and divested businesses:
Accounts receivable	4,488	5,666
Inventories	(4,359)	14,133
Prepaid expenses and other current assets	3,544	(1,159)
Other assets	474	(621)
Customer deposits	(7,125)	(4,474)
Accounts payable	14,764	(1,207)
Accrued expenses and other current liabilities	(3,020)	2,745
Other long-term liabilities	(336)	51

Net cash provided by operating activities	66,141	66,808

Investing activities:
Purchases of short-term investments	—	(12,000)
Proceeds from the sale of short-term investments	—	6,000
Proceeds from the disposal of property, plant and equipment	1,568	4,114
Proceeds from the sale of retail stores	—	2,094
Capital expenditures	(21,149)	(15,416)
Acquisitions	(1,690)	(750)
Cash payments on hedging contracts	(930)	—
Other	904	379

Net cash used in investing activities	(21,297)	(15,579)

Financing activities:
Borrowings on revolving credit facility	17,000	—
Payments on revolving credit facility	(25,000)	—
Net proceeds from issuance of long-term debt	198,396	—
Payments on long-term debt and capital leases	(40)	(4,676)
Net proceeds from issuance of common stock	518	903
Payment of deferred financing costs	(2,095)	—
Payment of cash dividends	(11,220)	(9,062)
Purchases and other retirements of company stock	(51,137)	(39,102)

Net cash provided by (used in) financing activities	126,422	(51,937)

Effect of exchange rate changes on cash	294	225

Net increase (decrease) in cash and cash equivalents	171,560	(483)

Cash and cash equivalents - beginning of year	3,448	27,528

Cash and cash equivalents - end of period	$175,008	$27,045

See accompanying notes to consolidated financial statements.

ETHAN ALLEN INTERIORS INC. AND SUBSIDIARIES
Consolidated Statements of Shareholders’ Equity
Six Months Ended December 31, 2005
(Unaudited)
(In thousands, except share data)

	Common Stock	Additional Paid-in Capital	Treasury Stock	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total

Balance at June 30, 2005	$466	$302,620	$(337,635)	$1,051	$467,566	$434,068

Compensation expense associated with share-based awards	—	1,413	—	—	—	1,413

Issuance of 29,575 shares of common stock upon the exercise of share-based awards	—	518	—	—	—	518

Tax benefit associated with the exercise of share-based awards	—	89	—	—	—	89

Charge for early vesting of share- based awards	—	15	—	—	—	15

Treasury shares issued in connection with retail store acquisition (50,466 shares)	—	471	1,434	—	—	1,905

Purchase/retirement of 1,606,900 shares of company stock	—	—	(51,137)	—	—	(51,137)

Dividends declared on common stock	—	—	—	—	(11,976)	(11,976)

Other comprehensive income
(notes 8 and 11):
Currency translation adjustments	—	—	—	157	—	157
Loss on derivatives, net-of-tax	—	—	—	(469)	—	(469)
Net income	—	—	—	—	43,294	43,294

Total comprehensive income						42,982

Balance at December 31, 2005	$466	$305,126	$(387,338)	$739	$498,884	$417,877

See accompanying notes to consolidated financial statements.

ETHAN ALLEN INTERIORS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2005

(1)       Basis of Presentation

Ethan Allen Interiors Inc. (“Interiors”) is a Delaware corporation incorporated on May 25, 1989. The consolidated financial statements include the accounts of Interiors, its wholly-owned subsidiary Ethan Allen Global, Inc. (“Global”), and Global’s subsidiaries (collectively, “Ethan Allen” or the “Company”). All intercompany accounts and transactions have been eliminated in the consolidated financial statements. All of Global’s capital stock is owned by Interiors, which has no assets or operating results other than those associated with its investment in Global.

(2)       Interim Financial Presentation

All intercompany accounts and transactions have been eliminated in the consolidated financial statements. In the opinion of the Company, all adjustments, consisting only of normal recurring adjustments necessary for fair presentation, have been included in the consolidated financial statements. The results of operations for the three and six months ended December 31, 2005 are not necessarily indicative of results that may be expected for the entire fiscal year. The interim consolidated financial statements should be read in conjunction with the consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2005.

Certain reclassifications have been made to prior years’ financial statements in order to conform to the current year’s presentation. These changes were made for disclosure purposes only and did not have any impact on previously reported results of operations or shareholders’ equity.

(3)       Share-Based Compensation

Effective July 1, 2005, the Company’s 1992 Stock Option Plan (the “Plan”) is accounted for in accordance with the recognition and measurement provisions of Statement of Financial Accounting Standards (“FAS”) No. 123 (revised 2004), Share-Based Payment (“FAS 123(R)”), which replaces FAS No. 123, Accounting for Stock-Based Compensation, and supercedes Accounting Principles Board Opinion (“APB”) No. 25, Accounting for Stock Issued to Employees, and related interpretations. FAS 123 (R) requires compensation costs related to share-based payment transactions, including employee stock options, to be recognized in the financial statements. In addition, the Company adheres to the guidance set forth within Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (“SAB”) No. 107, which provides the Staff’s views regarding the interaction between SFAS No. 123(R) and certain SEC rules and regulations and provides interpretations with respect to the valuation of share-based payments for public companies.

Prior to July 1, 2005, the Company accounted for similar transactions in accordance with APB No. 25 which employed the intrinsic value method of measuring compensation cost. Accordingly, compensation expense was not recognized for fixed stock options if the exercise price of the option equaled or exceeded the fair value of the underlying stock at the grant date. For certain other stock-based awards, where the exercise price was equal to zero, the fair value of the award, measured at the grant date, was amortized to compensation expense on a straight-line basis over the vesting period. In addition, other stock-based award programs provided for under the Plan may have resulted in the recognition of compensation expense (benefit) to the extent they were deemed to be variable (as that term is defined in APB No. 25) in nature.

While FAS No. 123 encouraged recognition of the fair value of all stock-based awards on the date of grant as expense over the vesting period, companies were permitted to continue to apply the intrinsic value-based method of accounting prescribed by APB No. 25 and disclose certain pro-forma amounts as if the fair value approach of SFAS No. 123 had been applied. In December 2002, FAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of SFAS No. 123, was issued

ETHAN ALLEN INTERIORS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2005

which, in addition to providing alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation, required more prominent pro-forma disclosures in both the annual and interim financial statements. The Company complied with these disclosure requirements for all applicable periods prior to July 1, 2005.

In adopting FAS 123(R) on July 1, 2005 (its required effective date), the Company applied the modified prospective approach to transition. Under the modified prospective approach, the provisions of FAS 123 (R) are to be applied to new awards and to awards modified, repurchased, or cancelled after the required effective date. Additionally, compensation cost for the portion of awards for which the requisite service has not been rendered that are outstanding as of the required effective date shall be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated for either recognition or pro-forma disclosures under FAS 123.

Consistent with its practice prior to the adoption of FAS 123(R), the Company estimates, as of the date of grant, the fair value of stock options awarded using the Black-Scholes option-pricing model. Use of a valuation model requires management to make certain assumptions with respect to selected model inputs, including anticipated changes in the underlying stock price (i.e. expected volatility) and option exercise activity (i.e. expected life). Expected volatility is based on the historical volatility of the Company’s stock and other contributing factors. The expected life of options granted, which represents the period of time that the options are expected to be outstanding, is based, primarily, on historical data.

As a result of the adoption of FAS 123 (R), the Company’s results for the three and six month periods ended December 31, 2005 include share-based compensation expense totaling $0.3 million and $1.4 million, respectively. Such amounts have been included in the Consolidated Statements of Operations within general and administrative expenses. During the three and six month periods ended December 31, 2005, the Company recognized related tax benefits associated with its share-based compensation arrangements totaling $0.1 million and $0.5 million, respectively.

The following table, which addresses the disclosure requirements of FAS No. 148, illustrates the effect on net income and earnings per share as if the fair value recognition provisions of FAS No. 123 had been applied to all outstanding and unvested awards in the prior year comparable periods.
(in thousands, except per share data)	Three Months Ended December 31, 2004	Six Months Ended December 31, 2004

Net income as reported	$23,134	$41,892

Add: Stock-based employee compensation expense (benefit) included in reported net income, net of related tax effects	107	155

Deduct: Stock-based employee compensation expense determined under the fair value- based method for all awards granted since July 1, 1995, net of related tax effects	(1,766)	(3,365)

Pro forma net income	$21,475	$38,682

Net income per share:
Basic - as reported	$0.65	$1.17

Basic - pro forma	$0.60	$1.08

Diluted - as reported	$0.63	$1.14

Diluted - pro forma	$0.59	$1.06

ETHAN ALLEN INTERIORS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2005

(4)       Inventories

Inventories at December 31, 2005 and June 30, 2005 are summarized as follows (in thousands):

	December 31, 2005	June 30, 2005
Finished goods	$156,069	$149,322
Work in process	8,338	8,437
Raw materials	30,084	28,720

	$194,491	$186,479

Inventories are presented net of a related valuation allowance of $3.0 million at December 31, 2005 and $2.7 million at June 30, 2005.

(5)       Restructuring and Impairment Charge

On September 7, 2005, the Company announced a plan to convert one of its existing manufacturing facilities into a regional distribution center. The facility, involved in the production of wood case goods furniture, is located in Dublin, Virginia. In connection with this initiative, the Company permanently ceased production at the Dublin location and is currently in process of consolidating the distribution operations of its existing Old Fort, North Carolina location into the new, larger facility. The decision impacts approximately 325 employees, of which the Company expects approximately 75 to be employed in new positions. The Company recorded a pre-tax restructuring and impairment charge of $4.2 million during the quarter ended September 30, 2005, of which $1.3 million was related to employee severance and benefits and other plant exit costs, and $2.9 million was related to fixed asset impairment charges, primarily for machinery and equipment, stemming from the decision to cease production activities.

As of December 31, 2005, restructuring reserves totaling $0.6 million were included in the Consolidated Balance Sheet as an accrued expense within current liabilities. Activity in the Company’s restructuring reserves is summarized as follows (in thousands):

	Original Charges	Cash Payments	Non-cash Utilized	Balance at December 31, 2005
Employee severance and other
related payroll and benefit costs	$1,266	$(714)	$—	$552
Other plant exit costs	60	(60)	—	—
Write-down of long-lived assets	2,915	—	(2,915)	—

	$4,241	$(774)	$(2,915)	$552

(6)       Business Acquisitions

During the three months ended December 31, 2005, the Company acquired two Ethan Allen retail stores from an independent retailer for total consideration of $2.5 million, which includes 50,446 shares of the Company’s stock issued on the closing date and 15,760 shares of the Company’s stock held in escrow pending completion of a contractual holdback period. As a result of this acquisition, the Company (i) recorded additional inventory of $2.3 million and other assets of $1.0 million, and (ii) assumed customer deposits of $1.5 million and accounts payable and other liabilities of $0.5 million. Goodwill associated with this acquisition totaled $1.2 million.

During the three months ended September 30, 2005, the Company acquired three Ethan Allen retail stores from an independent retailer for total consideration of $1.9 million. As a result of this acquisition, the Company (i) recorded additional inventory of $1.3 million and other assets of $0.3 million, and (ii) assumed customer deposits of $0.6 million. Goodwill associated with this acquisition totaled $0.9 million.

ETHAN ALLEN INTERIORS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2005

During the three months ended December 31, 2004, the Company acquired one Ethan Allen retail store from an independent retailer for total consideration of approximately $0.8 million. As a result of this acquisition, the Company (i) recorded additional inventory of $0.6 million and other assets of $0.1 million, and (ii) assumed customer deposits of $0.5 million and accounts payable and other liabilities of $0.1 million. Goodwill associated with this acquisition totaled $0.6 million.

Goodwill associated with the Company’s acquisitions represents the premium paid to the seller related to the acquired business (i.e. market presence) and other fair value adjustments to the assets acquired and liabilities assumed. Further discussion of the Company’s goodwill and other intangible assets can be found in Note 7.

A summary of the Company’s allocation of purchase price is provided below (in thousands):

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
Nature of acquisition	2 stores	1 store	5 stores	1 store
Total consideration	$2,505	$879	$4,454	$879
Assets acquired and liabilities assumed:
Inventory	2,319	631	3,653	631
PP&E and other assets	1,010	153	1,171	153
Customer deposits	(1,508)	(523)	(2,089)	(523)
A/P and other liabilities	(557)	—	(470)	—

Goodwill	$1,241	$618	$2,189	$618

(7)       Goodwill and Other Intangible Assets

As of December 31, 2005, the Company had goodwill, including product technology, of $65.5 million and other identifiable intangible assets of $19.7 million. Comparable balances as of June 30, 2005 were $63.2 million and $19.7 million, respectively.

Goodwill in the wholesale and retail segments was $27.5 million and $38.0 million, respectively, at December 31, 2005 and $27.5 million and $35.7 million, respectively, at June 30, 2005. The wholesale segment, at both dates, includes additional intangible assets of $19.7 million. These assets represent Ethan Allen trade names which are considered to have indefinite useful lives.

In accordance with FAS No. 142, Goodwill and Other Intangible Assets, the Company does not amortize goodwill and other intangible assets but, rather, evaluates such assets for impairment on an annual basis and between annual tests whenever events or circumstances indicate that the carrying value of the goodwill or other intangible asset may exceed its fair value. The Company conducts its required annual impairment test during the fourth quarter of each fiscal year. No impairment losses have been recorded on the Company’s goodwill or other intangible assets as a result of applying the provisions of FAS No. 142.

(8)       Senior Unsecured Notes

On September 27, 2005, the Company completed a private offering of $200.0 million of ten-year senior unsecured notes due 2015 (the “Senior Notes”). The Senior Notes, which have been offered by Global, have an annual coupon rate of 5.375% with interest payable semi-annually in arrears on April 1 and October 1 of each year beginning on April 1, 2006. Proceeds received in connection with the issuance of the Senior Notes, net of a related discount of $1.6 million, totaled $198.4 million. The Company intends to use the net proceeds from the offering to expand its retail network, invest in its manufacturing and logistics operations, and for other general corporate purposes. As of December 31, 2005, the net proceeds have been included in

ETHAN ALLEN INTERIORS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2005

the Consolidated Balance Sheet within long-term debt. The discount on the Senior Notes will be amortized to interest expense over the life of the related debt.

In connection with the offering, debt issuance costs totaling $1.8 million were incurred related, primarily, to banking, legal, accounting, rating agency, and printing services. As of December 31, 2005, these costs have been included in the Consolidated Balance Sheet as deferred financing costs within other assets and will be amortized to interest expense over the life of the Senior Notes.

The Senior Notes may be redeemed in whole or in part, at Global’s option at any time at the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Senior Notes to be redeemed, discounted to the date of redemption on a semi-annual basis at the applicable treasury rate plus 20 basis points, plus, in each case, accrued and unpaid interest to the redemption date. In the event of default, the trustee or the holders of 25% of the outstanding principal amount of the Senior Notes may accelerate payment of principal, premium, if any, and accrued and unpaid interest. Events of default include failure to pay in accordance with the terms of the indenture, including failure, under certain circumstances, to pay indebtedness other than the Senior Notes.

Global has agreed to file an exchange offer registration statement under the Securities Act of 1933 (the “Securities Act”) covering an exchange offer of registered notes in exchange for the Senior Notes. The registered notes would be identical to the Senior Notes in all respects except that such registered notes would be freely tradable under the Securities Act. If an exchange offer registration statement is not permitted under applicable law, Global agrees to file a shelf registration permitting the resale of the Senior Notes under the Securities Act. If the exchange offer has not been completed or the shelf registration statement has not been declared effective by the earlier of March 27, 2006 or, if an exchange offer has been commenced, with respect to Senior Notes ineligible for participation in the exchange offer, 90 days after a request by the initial purchaser holding such Senior Notes, Global has agreed to pay an increased interest rate to holders of the Senior Notes. Following a default caused by the lack of an effective registration statement by such date, for the first subsequent 90-day period, the interest rate on the Senior Notes will accrue at an increased rate per annum of 0.50% of principal amount, and following such 90-day period, the interest rate on the Senior Notes will accrue at an additional increased rate per annum of 0.50% of principal amount (for a total increased rate per annum of 1.00%) until the exchange offer is completed, the shelf registration is declared effective by the SEC or the Senior Notes otherwise become freely tradable under the Securities Act. Under certain circumstances, Global has the right to suspend resales under the registration statement.

Also in connection with the issuance of the Senior Notes, Global, in July and August 2005, entered into 6 separate forward contracts to hedge the risk-free interest rate associated with $108.0 million of the related debt in order to minimize the negative impact of interest rate fluctuations on earnings, cash flows and equity. The forward contracts were entered into with a major banking institution thereby mitigating the risk of credit loss.

Upon issuance of the Senior Notes and settlement of the related forward contracts, losses totaling $0.9 million were incurred representing the change in the fair value of the forward contracts since their respective trade dates. In accordance with FAS No. 133, Accounting for Certain Derivative Instruments and Certain Hedging Activities, as amended, it was determined that a portion of the related losses was the result of hedge ineffectiveness and, as such, $0.1 million of the losses was included, within interest and other related financing costs, in the Consolidated Statement of Operations for the three month period ended September 30, 2005. The balance of the losses, $0.8 million, has, as of December 31, 2005, been included (on a net-of-tax basis) in the Consolidated Balance Sheet within accumulated other

ETHAN ALLEN INTERIORS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2005

comprehensive income and will be amortized to interest expense over the life of the Senior Notes.

(9)       Litigation

The Company is subject to various environmental laws and regulations. Under these laws, the Company is, or may be, required to remove or mitigate the effects on the environment of the disposal or release of certain hazardous materials.

As of December 31, 2005, the Company has been named as a potentially responsible party (“PRP”) with respect to the remediation of four active sites currently listed, or proposed for inclusion, on the National Priorities List (“NPL”) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (“CERCLA”). The sites are located in Lyndonville, Vermont; Southington, Connecticut; High Point, North Carolina; and Atlanta, Georgia.

With respect to the Lyndonville, Vermont site, the Company has substantially resolved its liability by completing remedial construction activities. The Company continues to work with the U.S. Environmental Protection Agency (“EPA”) and has obtained a certificate of construction completion, subject to certain limited conditions. The Company does not anticipate incurring significant costs with respect to the Southington, Connecticut, High Point, North Carolina, or Atlanta, Georgia sites as it believes that it is not a major contributor based on the very small volume of waste generated by the Company in relation to total volume at those sites. Specifically, with respect to the Southington site, the Company’s volumetric share is less than 1% of over 51 million gallons disposed of at the site and there are more than 1,000 PRPs. With respect to the High Point site, the Company’s volumetric share is less than 1% of over 18 million gallons disposed of at the site and there are more than 2,000 PRPs, including 1,100 “de-minimis” parties (of which Ethan Allen is one). With respect to the Atlanta site, a former solvent recycling/reclamation facility, the Company’s volumetric share is less than 1% of over 20 million gallons disposed of at the site by more than 1,700 PRPs. In all three cases, the other PRPs consist of local, regional, national and multi-national companies.

Liability under CERCLA may be joint and several. As such, to the extent certain named PRPs are unable, or unwilling, to accept responsibility and pay their apportioned costs, the Company could be required to pay in excess of its pro rata share of incurred remediation costs. The Company’s understanding of the financial strength of other PRPs has been considered, where appropriate, in the determination of the Company’s estimated liability.

In addition, in July 2000, the Company was notified by the State of New York (the “State”) that it may be named a PRP in a separate, unrelated matter with respect to a site located in Carroll, New York. To date, no further notice has been received from the State and an initial environmental study has not yet been conducted at this site.

As of December 31, 2005, the Company believes that established reserves related to these environmental contingencies are adequate to cover probable and reasonably estimable costs associated with the remediation and restoration of these sites.

Ethan Allen is subject to other federal, state and local environmental protection laws and regulations and is involved, from time to time, in investigations and proceedings regarding environmental matters. Such investigations and proceedings typically concern air emissions, water discharges, and/or management of solid and hazardous wastes. The Company believes that its facilities are in material compliance with all such applicable laws and regulations.

Regulations issued under the Clean Air Act Amendments of 1990 required the industry to reformulate certain furniture finishes or institute process changes to reduce emissions of volatile organic compounds. Compliance with many of these requirements has been facilitated through the introduction of high solids coating technology and

ETHAN ALLEN INTERIORS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2005

alternative formulations. In addition, the Company has instituted a variety of technical and procedural controls, including reformulation of finishing materials to reduce toxicity, implementation of high velocity low pressure spray systems, development of storm water protection plans and controls, and further development of related inspection/audit teams, all of which have served to reduce emissions per unit of production. The Company will continue to evaluate the most appropriate, cost effective, control technologies for finishing operations and design production methods to reduce and/or control the use of hazardous materials in the manufacturing process.

(10)      Earnings Per Share

Basic and diluted earnings per share are calculated using the following weighted average share data (in thousands):

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
Weighted average common shares
outstanding for basic calculation	33,078	35,601	33,499	35,906

Effect of dilutive stock options and awards	767	963	737	925

Weighted average common shares outstanding, adjusted for diluted calculation	33,845	36,564	34,236	36,831

As of December 31, 2005 and 2004, stock options to purchase 719,187 and 99,579 common shares, respectively, had exercise prices which exceeded the average market price of the Company’s common stock for the corresponding period. These options have been excluded from the respective diluted earnings per share calculation as their impact is anti-dilutive.

(11)      Comprehensive Income

Total comprehensive income represents the sum of net income and items of “other comprehensive income or loss” that are reported directly in equity. Such items, which are generally presented on a net-of-tax basis, may include foreign currency translation adjustments, minimum pension liability adjustments, fair value adjustments (i.e. gains and losses) on certain derivative instruments, and unrealized gains and losses on certain investments in debt and equity securities. The Company has reported its total comprehensive income in the Consolidated Statements of Shareholders’ Equity.

The Company’s accumulated other comprehensive income, which is comprised of losses on certain derivative instruments and accumulated foreign currency translation adjustments, totaled $0.7 million at December 31, 2005 and $1.1 million at June 30, 2005. Losses on derivative instruments are the result of hedging contracts entered into in connection with the issuance of the Senior Notes (see Note 8). Foreign currency translation adjustments are the result of changes in foreign currency exchange rates related to the operations of 5 Ethan Allen-owned retail stores located in Canada. Foreign currency translation adjustments exclude income tax expense (benefit) given that the earnings of non-U.S. subsidiaries are deemed to be reinvested for an indefinite period of time.

(12)      Segment Information

The Company’s reportable segments represent strategic business areas which, although they operate separately, both offer the Company’s complete line of home furnishings through their own distinctive services. The Company’s operations are classified into two such segments: wholesale and retail.

ETHAN ALLEN INTERIORS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2005

The wholesale segment is principally involved in the development of the Ethan Allen brand, which encompasses the design, manufacture, domestic and off-shore sourcing, sale and distribution of a full range of home furnishings to a network of independently-owned and Ethan Allen-owned stores as well as related marketing and brand awareness efforts. Wholesale profitability includes the wholesale gross margin, which is earned on wholesale sales to all retail stores, including Ethan Allen-owned stores.

The retail segment sells home furnishings to consumers through a network of Company-owned stores. Retail profitability includes the retail gross margin, which represents the difference between retail sales price and the cost of goods purchased from the wholesale segment.

While the manner in which the Company’s home furnishings are marketed and sold is consistent, the nature of the underlying recorded sales (i.e. wholesale versus retail) and the specific services that each operating segment provides (i.e. wholesale manufacture and distribution versus retail sales) are different. Within the wholesale segment, the Company maintains revenue information according to each respective product line (i.e. case goods, upholstery, or home accessories and other).

A breakdown of wholesale sales by these product lines for the three and six months ended December 31, 2005 and 2004 is provided below:
	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
Case Goods	50%	49%	50%	50%
Upholstered Products	35	37	35	36
Home Accessories and Other	15	14	15	14

	100%	100%	100%	100%

Revenue information by product line is not readily available within the retail segment as it is not practicable. However, because wholesale production and sales are matched, for the most part, to incoming orders, the Company believes that the allocation of retail sales would be similar to that of the wholesale segment.

The Company evaluates performance of the respective segments based upon revenues and operating income. Inter-segment eliminations result, primarily, from the wholesale sale of inventory to the retail segment, including the related profit margin. Inter-segment eliminations also include items not allocated to reportable segments.

        The following table presents segment information for the three and six months ended December 31, 2005 and 2004 (in thousands):

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
Net Sales:
Wholesale segment	$187,535	$161,335	$365,961	$322,650
Retail segment	179,994	155,830	338,374	297,540
Elimination of inter-company sales	(91,526)	(71,913)	(177,018)	(144,592)

Consolidated Total	$276,003	$245,252	$527,317	$475,598

Operating Income:
Wholesale segment (1)	$33,494	$26,765	$63,309	$55,019
Retail segment	9,441	5,985	11,109	8,950
Elimination of inter-company profit (2)	1,353	3,825	(1,936)	3,561

Consolidated Total	$44,288	$36,575	$72,482	$67,530

ETHAN ALLEN INTERIORS INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements as of December 31, 2005

	Three Months Ended December 31,		Six Months Ended December 31,
	2005	2004	2005	2004
Capital Expenditures:
Wholesale segment	$951	$1,724	$1,877	$3,018
Retail segment	15,357	6,212	19,272	12,398
Acquisitions (3)(4)	—	696	1,690	750

Consolidated Total	$16,308	$8,632	$22,839	$16,166

	December 31, 2005	June 30, 2005
Total Assets:
Wholesale segment (5)	$509,379	$348,346
Retail segment	332,110	311,263
Inventory profit elimination (6)	(33,580)	(31,223)

Consolidated Total	$807,909	$628,386

(1)	Operating income for the wholesale segment for the six months ended December 31, 2005 includes a pre-tax restructuring and impairment charge of $4.2 million recorded during the three month period ended September 30, 2005.
(2)	Represents the change in the inventory profit elimination entry necessary to adjust for the embedded wholesale profit contained in Ethan Allen-owned store inventory existing at the end of the period. See footnote 4 below.
(3)	For the three months ended December 31, 2005, acquisitions include the purchase of 2 retail stores. For the six months ended December 31, 2005, acquisitions include the purchase of 5 retail stores. For the three and six months ended December 31, 2004, acquisitions include the purchase of 1 retail store.
(4)	The 2 retail stores purchased during the three months ended December 31, 2005 were acquired in exchange for shares of the Company’s common stock. See Note 6.
(5)	Total assets of the wholesale segment at December 31, 2005 include proceeds received in connection with the issuance, by Ethan Allen Global, Inc., of $200.0 million in ten-year senior unsecured notes on September 27, 2005. See Note 8.
(6)	Represents the embedded wholesale profit contained in Ethan Allen-owned store inventory that has not yet been realized. These profits are realized when the related inventory is sold.

At December 31, 2005, there were 34 Ethan Allen retail stores located outside the United States, of which 29 were independently-owned. The Company’s net sales derived from sales to non-domestic, independently-owned retail stores totaled less than 2% of consolidated sales for the three and six month periods ended December 31, 2005 and 2004.

(13)     Recent Accounting Pronouncements

In November 2005, the FASB issued FASB Staff Position No. FAS 123(R)-3, Transition Election Related to Accounting for the Tax Effects of Share-Based Award Payments (“FSP 123(R)-3”). The provisions of FSP 123(R)-3 set forth an alternative method of calculating the excess tax benefits available to absorb tax deficiencies recognized subsequent to the adoption of FAS No. 123(R). The Company, which is currently evaluating its available transition alternatives, has until November 2006 to make its one-time election.

(14)      Financial Information About the Parent, the Issuer and the Guarantors

On September 27, 2005, Ethan Allen Global, Inc. (the “Issuer”) issued $200 million aggregate principal amount of Senior Notes. The Senior Notes have been guaranteed on a senior basis by Ethan Allen Interiors Inc. (the “Parent”), and other wholly-owned subsidiaries of the Issuer and the Parent, including Ethan Allen Retail, Inc., Ethan Allen Operations, Inc., Ethan Allen Realty, LLC, Lake Avenue Associates, Inc. and Manor House, Inc. The Subsidiary guarantors (other than the Parent) are collectively called the “Guarantors.” The guarantees of the Guarantors are unsecured. All of the guarantees are full, unconditional and joint and several and the Issuer and each of the Guarantors are 100% owned by the Parent. Ethan Allen (UK) Ltd., KEA International Inc., Northeast Consolidated, Inc., Riverside Water Works, Inc. and our other subsidiaries which are not guarantors are called the “Non-Guarantors.” The following tables set forth the condensed consolidating balance sheet as of December 31, 2005, and the condensed consolidating statements of operations and cash flows for the six months ended December 31, 2005 and 2004, of the Parent, the Issuer, the Guarantors and the Non-Guarantors.

ETHAN ALLEN INTERIORS INC. AND SUBSIDIARIES
Condensed Consolidating Balance Sheet
(in thousands)

December 31, 2005

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
Assets
Current assets:
Cash and cash equivalents	$--	$170,901	$4,069	$38	$--	$175,008
Accounts receivable, net	--	22,239	626	5	--	22,870
Inventories	--	--	212,259	15,812	(33,580)	194,491
Prepaid expenses and other current assets	--	16,249	25,792	309	--	42,350
Intercompany	--	385,964	164,597	--	(550,561)	--

Total current assets	--	595,353	407,343	16,164	(584,141)	434,719

Property, plant and equipment, net	--	8,383	272,915	87	--	281,385
Intangible assets, net	--	37,905	47,344	--	--	85,249
Other assets	--	5,427	1,292	(163)	--	6,556
Investment in affiliated companies	483,743	200,087	--	--	(683,830)	--

Total assets	$483,743	$847,155	$728,894	$16,088	$(1,267,971)	$807,909

Liabilities and Shareholders' Equity
Current liabilities:
Current maturities of long-term debt and capital
lease obligations	$--	$--	$221	$--	$--	$221
Customer deposits	--	--	48,618	--	--	48,618
Accounts payable	--	13,800	11,242	8,957	--	33,999
Accrued expenses and other current liabilities	6,076	41,528	12,857	1	--	60,462
Intercompany	60,528	44,281	438,523	7,229	(550,561)	--

Total current liabilities	66,604	99,609	511,461	16,187	(550,561)	143,300

Long-term debt	--	198,436	4,251	--	--	202,687
Other long-term liabilities	--	321	11,788	--	--	12,109
Deferred income taxes	--	31,936	--	--	--	31,936

Total liabilities	66,604	330,302	527,500	16,187	(550,561)	390,032

Shareholders' equity	417,139	516,853	201,394	(99)	(717,410)	417,877

Total liabilities and shareholders' equity	$483,743	$847,155	$728,894	$16,088	$(1,267,971)	$807,909

ETHAN ALLEN INTERIORS INC. AND SUBSIDIARIES
Condensed Consolidating Statements of Operations
(in thousands)

Six Months Ended December 31, 2005

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$--	$366,314	$497,954	$--	$(336,951)	$527,317
Cost of sales	--	258,026	337,535	13	(334,651)	260,923

Gross profit	--	108,288	160,419	(13)	(2,300)	266,394

Selling, general and administrative expenses	83	23,632	165,960	6	(10)	189,671
Restructuring and impairment charges	--	--	4,241	--	--	4,241

Total operating expenses	83	23,632	170,201	6	(10)	193,912

Operating income (loss)	(83)	84,656	(9,782)	(19)	(2,290)	72,482

Interest and other miscellaneous income	43,377	(11,100)	(313)	(467)	(30,294)	1,203
Interest and other related financing costs	--	3,247	155	--	--	3,402

Income before income tax expense	43,294	70,309	(10,250)	(486)	(32,584)	70,283

Income tax expense	--	24,575	2,414	--	--	26,989

Net income	$43,294	$45,734	$(12,664)	$(486)	$(32,584)	$43,294

Six Months Ended December 31, 2004

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net sales	$--	$--	$784,128	$--	$(308,530)	$475,598
Cost of sales	--	--	557,529	19	(311,776)	245,772

Gross profit	--	--	226,599	(19)	3,246	229,826

Selling, general and administrative expenses	83	--	162,430	2	--	162,515
Restructuring and impairment charges	--	--	(219)	--	--	(219)

Total operating expenses	83	--	162,211	2	--	162,296

Operating income (loss)	(83)	--	64,388	(21)	3,246	67,530

Interest and other miscellaneous income	41,975	--	1,273	3,774	(45,776)	1,246
Interest and other related financing costs	--	--	4,689	--	(4,402)	287

Income before income tax expense	41,892	--	60,972	3,753	(38,128)	68,489

Income tax expense	--	--	24,889	1,708	--	26,597

Net income	$41,892	$--	$36,083	$2,045	$(38,128)	$41,892

ETHAN ALLEN INTERIORS INC. AND SUBSIDIARIES
Condensed Consolidating Statements of Cash Flows
(in thousands)

Six Months Ended December 31, 2005

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net cash provided by (used in) operating activities	$61,839	$(16,929)	$21,297	$(66)	$--	$66,141

Cash flows from investing activities:
Capital expenditures	--	(450)	(20,699)	--	--	(21,149)
Acquisitions	--	--	(1,690)	--	--	(1,690)
Proceeds from the disposal of property, plant and
equipment	--	--	1,563	--	--	1,563
Other	--	(21)	--	--	--	(21)

Net cash provided by (used in) investing activities	--	(471)	(20,826)	--	--	(21,297)

Cash flows from financing activities:
Net proceeds from the issuance of long-term debt	--	198,396	--	--	--	198,396
Net payments on revolving credit facility	--	(8,000)	--	--	--	(8,000)
Payments on long-term debt and capital lease
obligations	--	--	(40)	--	--	(40)
Payment of deferred financing costs	--	(2,095)	--	--	--	(2,095)
Purchases and retirements of company stock	(51,137)	--	--	--	--	(51,137)
Net proceeds from the issuance of common stock	518	--	--	--	--	518
Dividends paid	(11,220)	--	--	--	--	(11,220)

Net cash provided by (used in) financing activities	(61,839)	188,301	(40)	--	--	126,422

Effect of exchange rate changes	--	--	294	--	--	294

Net increase (decrease) in cash and cash equivalents	--	170,901	725	(66)	--	171,560

Cash and cash equivalents - beginning of period	--	--	3,344	104	--	3,448

Cash and cash equivalents - end of period	$--	$170,901	$4,069	$38	$--	$175,008

Six Months Ended December 31, 2004

	Parent	Issuer	Guarantors	Non-Guarantors	Eliminations	Consolidated
Net cash provided by operating activities	$47,261	$--	$19,540	$7	$--	$66,808

Cash flows from investing activities:
Capital expenditures	--	--	(15,416)	--	--	(15,416)
Acquisitions	--	--	(750)	--	--	(750)
Proceeds from the disposal of property, plant and
equipment	--	--	4,114	--	--	4,114
Proceeds from the sale of retail stores	--	--	2,094	--	--	2,094
Net purchase of short-term securities	--	--	(6,000)	--	--	(6,000)
Other	--	--	379	--	--	379

Net cash used in investing activities	--	--	(15,579)	--	--	(15,579)

Cash flows from financing activities:
Payments on long-term debt and capital lease obligations	--	--	(4,676)	--	--	(4,676)
Purchases and retirements of company stock	(39,102)	--	--	--	--	(39,102)
Net proceeds from the issuance of common stock	903	--	--	--	--	903
Dividends paid	(9,062)	--	--	--	--	(9,062)

Net cash used in financing activities	(47,261)	--	(4,676)	--	--	(51,937)

Effect of exchange rate changes	--	--	225	--	--	225

Net increase (decrease) in cash and cash equivalents	--	--	(490)	7	--	(483)

Cash and cash equivalents - beginning of period	--	--	27,247	281	--	27,528

Cash and cash equivalents - end of period	$--	$--	$26,757	$288	$--	$27,045

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                             ETHAN ALLEN INTERIORS INC.

Date: February 3, 2006	By:/s/ Jeffrey Hoyt Jeffrey Hoyt Vice President, Finance and Treasurer

EXHIBIT INDEX

Exhibit 23.1	Description Consent of KPMG LLP